Exhibit 99.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

between

DEUTSCHE BANK AG

and

E*TRADE BANK

Dated as of November 25, 2002

i

EXHIBITS

1.01(a)	Form of Assignment and Assumption of Transition Services Agreement
1.01(b)	Leased Real Property
1.01(c)	Regulatory Licenses and Permits
1.01(d)	Intellectual Property to be Transferred from DFS to Ganis
1.01(e)	Form of Transition Services Agreement
1.01(f)	Form of Reference Balance Sheet
2.06(a)	Accounting Principles
3.13	Ganis Employees
3.16	Credit and Collection Policies
5.04	Regulatory Communications
5.07(a)	Letters of Credit
5.08	Intercompany Agreements
8.02(c)(iii)	Amendment No. 1 to Transition Services Agreement between the Seller and General Electric Capital Corporation
8.02(e)	Contracts to which DFS is to be Replaced by Ganis
9.03(a)(i)	Write-off Policies
9.03(a)(ii)	Sample Yearly Loss Summary
9.03(c)	Required Licenses

v

DISCLOSURE SCHEDULE

The Disclosure Schedule shall include the following Sections:

1.01(b)	DFS Assets
3.03(a)	Subsidiaries
3.04	No Conflict
3.05	Consents and Approvals
3.06	Financial Information
3.07	Undisclosed Liabilities
3.08	Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions
3.09	Litigation; Compliance with Laws
3.10	Material Contracts
3.11	Real Property
3.12	Assets
3.13	Employee Benefit Plans; Labor Matters
3.15	Insurance
3.16	Receivables
3.17	Intellectual Property
3.19	Agreements with Regulatory Agencies
3.20	Affiliate Transactions
3.24	Brokers
5.01	Conduct of Business Prior to the Closing
5.08	Intercompany Obligations; DRAFCO Liabilities

STOCK PURCHASE AGREEMENT, dated as of November 25, 2002, between DEUTSCHE BANK AG, a German corporation (the “Seller”), and E*TRADE BANK, a federal savings bank chartered under the laws of the United States (the “Purchaser”).

WHEREAS, the Seller, indirectly though Ganis Credit Corporation, a Delaware corporation (“Ganis”) and its various subsidiaries, is engaged in the business of providing for financing directly or indirectly to end-users for the purchase and/or refinancing of recreational products (including, without limitation, recreational vehicles, motorcycles, musical instruments, personal watercraft, boats and trailers) (the “Business”);

WHEREAS, the Seller indirectly owns all the issued and outstanding shares of Class A Common Stock, par value $5.00 per share of Ganis (the shares of Ganis referred to herein as the “Shares”);

WHEREAS, on October 31, 2002, the Seller caused the DFS Assets (as defined herein) to be contributed by DFS (as defined herein) to Ganis pursuant to the Contribution (as defined herein);

WHEREAS, Ganis directly owns (i) all the issued and outstanding shares of common stock, par value $10.00 per share of Deutsche Recreational Asset Funding Corporation, a Nevada corporation (“DRAFCO”); (ii) all the issued and outstanding shares of common stock, par value $.01 per share of Keyboard Acceptance Corporation, a Delaware corporation (“Keyboard”; the shares of Keyboard described in this clause (ii) are referred to herein as the “Keyboard Shares”); and (iii) 50% of the issued and outstanding shares of common stock, par value $.001 per share of Thor Credit Corporation, a Delaware corporation (“Thor Credit”; and together with DRAFCO and Keyboard, collectively referred to herein as the “Subsidiaries”); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained; and intending to be legally bound hereby, the Purchaser and the Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.    Certain Defined Terms.    As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles” has the meaning set forth in Section 2.06(a).

“Acquisition” means the sale of the Shares by the Seller to the Purchaser.

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” means this Stock Purchase Agreement, dated as of November 25, 2002, between the Seller and the Purchaser (including all Exhibits and Schedules hereto, if any, and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.10.

“Allocation” has the meaning set forth in Section 7.09.

“Ancillary Agreements” means the Transition Services Agreement and the Assignment and Assumption of Transition Services Agreement.

“Assets” means the assets and properties of Ganis and the Subsidiaries (including, without limitation, the DFS Assets).

“Assignment and Assumption of Transition Services Agreement” means the Assignment and Assumption Agreement substantially in the form of Exhibit 1.01(a) to be entered into between the Seller and the Purchaser at the Closing, pursuant to which the Seller shall assign certain services and the Purchaser shall assume certain obligations set forth in the Transition Services Agreement dated October 31, 2002 between the Seller and General Electric Capital Corporation.

“Boat Mortgage Trust Agreement” means the Boat Mortgage Trust Agreement, dated as of May 1, 1999, among DFS and Ganis, as Settlors and Initial Beneficiaries, and Wilmington Trust Company, as Trustee.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a day on which the Federal Reserve Bank of New York is closed.

“CAP” has the meaning set forth in Section 6.04(a).

“Claim” has the meaning set forth in Section 9.05(a).

“Closing” has the meaning set forth in Section 2.03.

“Closing Balance Sheet” has the meaning set forth in Section 2.06(a).

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Date Intercompany Debt Amount” has the meaning set forth in Section 2.02(d).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Confidentiality Agreement” means the letter agreement dated as of May 28, 2002 between the Seller and the Purchaser.

“Consumer Receivables Securitization Documents” means each document listed as a “Basic Document” as defined in Appendix A to each of the Transfer and Servicing Agreements.

“Contest” has the meaning set forth in Section 7.03(b).

“Contribution” has the meaning set forth in Section 3.23.

“Contribution Date” means October 31, 2002.

“Contribution Documents” means the Contribution Agreement dated October 30, 2002 between DFS and Ganis, the Assignment and Assumption Agreement dated October 31, 2002 between DFS and Ganis, the Assignment of Intellectual Property Agreement dated October 31, 2002 between DFS and Ganis and the Bill of Sale dated October 31, 2002 between DFS and Ganis.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Credit and Collection Policies” means, with respect to any Receivable, the policies of the Business relating to the extension of credit, the application of payments, and collection in effect at the time such Receivable was originated and serviced. The Credit and Collection Policies as currently in effect are set forth on Exhibit 3.16.

“Deferred Compensation Plan” has the meaning set forth in Section 6.05.

“DFS” means Deutsche Financial Services Corporation, a Nevada corporation.

“DFS Annual EVA Bonus Plan” means the DFS Annual EVA Bonus Plan, effective as of January 1, 2002.

“DFS Assets” means all the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, owned by DFS or to which DFS was entitled prior to the Contribution (other than Leased Real Property (except as set forth in clause (ii) below)) and, in each case, relating solely to or used solely in the Business, other than the DFS Excluded Assets, including, without limitation, the assets set forth in Section 1.01(b) of the Disclosure Schedule and the following:

(i)    the Business as a going concern;

(ii)    all leasehold interests in the Leased Real Property;

(iii)    all furniture, fixtures, equipment, machinery and other tangible personal property;

(iv)    the Intellectual Property set forth on Exhibit 1.01(d);

(v)    all Receivables relating exclusively to the Business;

(vi)    all data, databases, books of account, general, financial and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files owned, associated with or employed in the operation of the Business, in whatever medium, in each case, excluding any computer hardware or software;

(vii)    all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials, or equipment, or components thereof), pertaining to, arising out of and inuring to the benefit of the Business;

(viii)    all customer lists and other sales-related materials used in connection with the Business at the Closing Date;

(ix)    all rights under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders relating primarily to the Business; and

(x)    all right, title and interest on the Closing Date in, to and under all other assets, rights and claims of every kind and nature used solely in the Business.

“DFS Excluded Assets” means the following:

(i)    all rights in respect of any leased real property not listed on Exhibit 1.01(b);

(ii)    all cash, cash equivalents and bank accounts of DFS;

(iii)    all Receivables not related to the Business;

(iv)    the organization documents, minute and stock record books and the corporate seal of DFS;

(v)    the goodwill of DFS;

(vi)    any Intellectual Property, including any rights to the Retained Names and Marks (other than the Intellectual Property set forth on Exhibit 1.01(d));

(vii)    all rights and obligations of DFS in respect of the DFS Excluded Assets and DFS Excluded Liabilities;

(viii)    all rights to Tax refunds, credits or similar benefits attributable to the DFS Assets or the Business, relating to any taxable period, or any portion thereof, ending on or prior to the Closing Date (as provided by and subject to the limitations set forth in Article VII);

(ix)    all assets relating to Retained Benefit Plans;

(x)    all assets, rights and claims of every kind and nature that are not solely related to the Business, including, without limitation, relating to manufactured housing; and

(xi)    all rights in respect of interest rate swaps, derivative instruments or hedging instruments or contracts with the Seller, DFS or otherwise in connection with the Business.

“DFS Excluded Liabilities” means the following:

(i)    all Taxes attributable to the Seller, the DFS Assets or the Business, relating to any taxable period, or any portion of any taxable period, ending on or prior to the Closing Date (as provided in Article VII);

(ii)    all Liabilities relating to or arising out of the DFS Excluded Assets;

(iii)    all Liabilities relating to or arising out of any Actions pending or, to the knowledge of the Seller, threatened against DFS, Ganis or any Subsidiary as of the Closing Date (other than claims or counterclaims relating to collection);

(iv)    any Liability relating to the termination of any employee of DFS, Ganis, Thor or any other Subsidiary during the period prior to the Closing Date including without limitation any Liability arising from the letter agreement dated May 27, 1999 between DFS and Roger Kirwan, the agreement dated June 19, 1997 between Roger T. Kirwan and Ganis, the Protection Agreement dated February 1995 between Roger T. Kirwan and Ganis, the Deferred Compensation (Non-Vested) Agreement between Ganis and Roger T. Kirwan (undated), or the Deferred Compensation (Non-Vested) Agreement between Ganis and Richard Perry (undated);

(v)    any Liability relating to employees or former employees who are, as of or prior to the Closing receiving COBRA or workers’ compensation benefits; and

(vi)    any Liability with respect to interest rate swaps, derivative instruments or hedging instruments or contracts with the Seller, DFS or otherwise in connection with the Business.

“DFS Liabilities” means all Liabilities, including, without limitation, those arising under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders or arising out of or relating to the conduct of the Business or relating to the DFS Assets, whether or not accrued or arising before or after the Contribution, except for the DFS Excluded Liabilities.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

“DRAFCO” has the meaning set forth in the Recitals.

“DRAFCO Post-Closing Equity Contribution” has the meaning set forth in Section 5.08(c).

“DRAFCO Transfer” has the meaning set forth in Section 5.13.

“Edward Arienti Agreement” means the letter agreement by and between Edward Arienti and DFS, dated January 28, 2002.

“Employee Benefit Adjustment” shall mean the amount as of the Closing Date of (i) all accrued and unpaid bonuses, including retention bonuses (including, but not limited to, pursuant to items 8 through 19 set forth in Section 3.10(a)(v) of the Disclosure Schedules), commissions, fees, overtime, incentive awards and vacation leave (not including floating holidays or paid time-off) with respect to the Ganis Employees set forth on the books and records of Seller as of the close of business on the Closing Date, as determined in accordance with the policies and practices of the Business as in effect at the date hereof consistently applied, including, with respect to bonuses under the DFS Annual EVA Bonus Plan, the procedures set forth in the DFS Annual EVA Bonus Plan; (ii) any and all valuation awards, incentive awards, retention bonuses, commissions, fees and change-in-control payments to be made to Edward Arienti pursuant to paragraphs 1 and 4 of, and one-half of the severance payment ($600,000 of the $1.2 million total payment) to be made to Edward Arienti pursuant to paragraph 2 of, the Edward Arienti Agreement; (iii) the stay payment payable pursuant to the letter agreement dated February 8, 2002 between DFS and George Huebner, as assigned by DFS to Ganis pursuant to the Contribution; and (iv) any and all Liabilities of Ganis with respect to any unfunded obligations relating to the Deferred Compensation Plan and the Retention Bonus Plan that are assumed by Ganis or a Subsidiary. In the event that the Closing occurs on December 31, 2002, despite any policies of the Seller to the contrary, all accrued and unused vacation leave with regard to the Ganis Employees shall remain on the books and records of the Seller as of such date.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Law” means any federal, state, local, international or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in existence as of the Closing, relating to pollution, protection of the environment, or health and safety as such relates to exposure to Hazardous Materials.

“ERISA” has the meaning set forth in Section 3.13(a).

“Existing Stock” has the meaning set forth in Section 5.05.

“Financial Statements” has the meaning set forth in Section 3.06.

“Former Ganis Employee” has the meaning set forth in Section 3.13(a).

“Forms” has the meaning set forth in Section 3.16(a).

“Ganis” has the meaning set forth in the Recitals.

“Ganis Benefit Plan” has the meaning set forth in Section 3.13(a).

“Ganis Employee” means the employees set forth on Exhibit 3.13.

“Governmental Authority” means any United States federal, state or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or public or private arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means any petroleum product, polychlorinated biphenyl, pesticide, radioactive substance, or other material, chemical, pollutant, contaminant or substance (in each such case, other than in quantities in retail containers or as otherwise used in the ordinary course of business) regulated as hazardous or toxic under any applicable Environmental Law.

“Indebtedness” means (a) indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments or by letter of credit agreements, including, without limitation, purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) obligations under direct or indirect guaranties in respect of indebtedness or obligations of others of the kind referred to in clauses (a) and (b) above, (d) obligations under deposit and collection accounts and (e) accrued interest, if any, on any of the foregoing.

“Indemnitee” has the meaning set forth in Section 9.05(a).

“Indemnitor” has the meaning set forth in Section 9.05(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.06(b)(ii).

“Initial Intercompany Debt Amount” has the meaning set forth in Section 2.02(c)(ii).

“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade dress, trade names, registrations and applications for registration thereof,

and the goodwill of the business symbolized thereby, (c) copyrights, and registrations and applications for registration thereof and (d) confidential and proprietary information, including trade secrets and know-how, and (e) Software.

“Intercompany Debt” means, as of any particular date, an amount equal to (a) the outstanding principal amount of, and accrued and unpaid interest on, Indebtedness owed by Ganis and the Subsidiaries to any Affiliate incurred as of such date minus (b) the outstanding principal amount of, and accrued and unpaid interest on, Indebtedness owed to either Ganis or any Subsidiary by any of their respective Affiliates (other than Ganis or any Subsidiary, as applicable) as of such date.

“IRS” means the Internal Revenue Service of the United States.

“Keyboard” has the meaning set forth in the Recitals.

“Keyboard Credit Losses” means, with respect to Keyboard Receivables existing prior to the Closing Date, the amounts that have been written off on the books and records of Ganis or a Subsidiary in accordance with the write-off policies set forth in Exhibit 9.03(a)(i).

“Keyboard Receivables” means Receivables of Keyboard.

“Keyboard Shares” has the meaning set forth in the Recitals.

“Knowledge” means, with respect to the Seller, the actual knowledge of Dr. Thomas Duhnkrack, Dr. Ulrich Gärtner, Till Staffeldt, Robert M. Martin, Edward Arienti, Peter K. Lannon, Ramon Del Rosario, Don Haisch, Brian McDonell, Greg Gabriel, Clark Benkendorf, Rick Goldman and Garth Kliger after reasonable inquiry.

“Law” means any United States federal, state, local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Leased Real Property” means the real property leased by DFS and included in the DFS Assets, Ganis or any Subsidiary, as tenant, relating primarily to the Business, together with, to the extent leased by DFS and included in the DFS Assets, Ganis or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of DFS included in the DFS Assets, Ganis or any Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing, each as more particularly described on Exhibit 1.01(b) hereto.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“LIBOR Rate” means the rate per annum for deposits in U.S. dollars for 30 days for amounts comparable to the amount payable pursuant to Section 2.06(c) equal to the average of the respective rates per annum (rounded upward to the next whole multiple of 1/100th of 1%)

posted by each of the principal London offices of banks posting rates as displayed on the Dow Jones Markets screen, page 3750, or such other page as may replace such page on such service for the purpose of displaying the London interbank offer rate of major banks for deposits in U.S. dollars for 30 days for amounts comparable to the amount payable pursuant to Section 2.06(c).

“Losses” has the meaning set forth in Section 9.02(a).

“Material Adverse Effect” means any circumstance, change in or effect on the Business that is materially adverse to the Business, its results of operations or its financial condition; provided, however, that “Material Adverse Effect” shall not include any circumstance, change in or effect on the Business directly or indirectly arising out of or attributable to (i) circumstances, changes or effects that generally affect the industries in which the Business operates or lends to or through, (ii) changes in general economic, legal, regulatory or political conditions, (iii) changes in prevailing interest or foreign exchange rates, (iv) any actions taken or omitted to be taken pursuant to the terms of this Agreement or (v) any effects resulting from the announcement of the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Minimum Percentage” has the meaning set forth in Section 9.03(a).

“Motorsports Receivables” means Receivables relating to or arising from the business and operations that generated, produced or resulted in the “Net Income” described in the Performance Statement entitled “Retail Motorsports” dated as of June 30, 2002 and any such Receivables generated or produced since that date.

“MS Plan” has the meaning set forth in Section 6.04(a).

“Multiemployer Plan” has the meaning set forth in Section 3.13(e).

“Omnibus Amendment” means the Omnibus Amendment to Transfer and Servicing Agreements among the Issuers (as defined therein), the Indenture Trustees party thereto, DRAFCO, as Depositor, Ganis and DFS.

“OTS” means the Office of Thrift Supervision and each regional office thereof.

“Owned Real Property” means the real property owned by DFS and included in the DFS Assets, Ganis or any Subsidiary relating primarily to the Business (other than real property owned by DFS, Ganis or any Subsidiary as a result of foreclosure or otherwise relating to the extension of credit), together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of DFS included in the DFS Assets, Ganis or any Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permitted Encumbrances” means the following: (a) liens for Taxes, assessments and governmental charges or levies that are not yet due and payable or that are being contested in good faith in proper proceedings; (b) Encumbrances imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements, matters on the public record and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, and (ii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Post Closing Date Tax Benefit” has the meaning set forth in Section 7.02(b).

“Premium” means an amount equal to 3.15% of the outstanding principal balance of all RV/Marine Receivables (but not Motorsports Receivables and Keyboard Receivables) of the Business as of the Closing Date.

“Property” means all property and assets of whatever nature, including personal property, whether tangible or intangible, and claims, rights and choses in action.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Purchase Price Bank Account(s)” means a bank account or bank accounts to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitee” has the meaning set forth in Section 9.02(a).

“Purchaser Welfare Benefit Plans” has the meaning set forth in Section 6.03.

“Purchaser’s Accountants” means Deloitte & Touche LLP, independent accountants of the Purchaser.

“Purchaser’s Savings Plan” has the meaning set forth in Section 6.07.

“Rating Agencies” means, collectively, Fitch Ratings, Moody’s Investors Service and Standard & Poor’s.

“Rating Agency Approval” means written confirmation from Fitch Ratings and Standard & Poor’s and oral confirmation from Moody’s Investor Service, each in a form reasonably satisfactory to the Purchaser, to the effect that the consummation of the transactions contemplated by this Agreement will not result in any reduction, withdrawal or qualification of the ratings currently assigned to the Notes (as such term is defined in the Transfer and Servicing

Agreements), or, in the event of any reduction, withdrawal or qualification of such ratings, that the ratings assigned to the Notes as of the date of this Agreement will be restored by the Rating Agencies without requiring the Purchaser to agree to any Unauthorized Terms.

“Receivables” means any and all receivables, notes and other amounts receivable by the Business from third parties, including, without limitation, customers or dealers, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Reference Balance Sheet” means the pro forma balance sheet of the Business as of the Reference Balance Sheet Date in the form of the October 31, 2002 balance sheet attached hereto as Exhibit 1.01(f).

“Reference Balance Sheet Date” means (i) the last date of the calendar month which is two calendar months prior to the calendar month in which the Closing Date occurs in the event that the Closing occurs on or before the 20th day of such month, or (ii) the last date of the calendar month which is immediately prior to the calendar month in which the Closing Date occurs in the event that the Closing occurs after the 20th day of such month. The Reference Balance Sheet shall be delivered by the Seller to the Purchaser five Business Days prior to the Closing Date, or if such day is not a Business Day, then on the following Business Day.

“Regulatory Agreement” has the meaning set forth in Section 3.19.

“Required Regulatory Approvals” means (a) the requirements, if any, of the applicable Governmental Authorities that have issued the licenses and/or permits listed in Exhibit 1.01(c) and notified the Purchaser prior to the Closing Date that such Governmental Authority is of the opinion that its approval is required under applicable state law prior to the consummation of the Acquisition, and (b) the approval of the OTS.

“Residual Interest” has the meaning set forth in the Transfer and Servicing Agreements.

“Retained Benefit Plan” has the meaning set forth in Section 3.13(a).

“Retained Names and Marks” has the meaning set forth in Section 5.05.

“RV/Marine Receivables” means Receivables relating to or arising from the business and operations that generated, produced or resulted in the “Net Income” described in the Performance Statement entitled “Consumer RV/Marine” dated as of June 30, 2002 and any such Receivables generated or produced since that date.

“Securitized Receivables” means any Receivables that have been securitized pursuant to the Consumer Receivables Securitization Documents.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitee” has the meaning set forth in Section 9.02(b).

“Seller’s Accountants” means KPMG International, independent accountants of the Seller.

“SERP” has the meaning set forth in Section 6.06.

“Shares” has the meaning set forth in the Recitals.

“Software” means (i) computer programs and applications, including software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations of data in digital form, including any and all data and collections of data in digital form.

“Subsidiaries” has the meaning set forth in the Recitals.

“Subsidiary Benefit Plan” has the meaning set forth in Section 3.13(a).

“Subsidiary Shares” has the meaning set forth in Section 3.03.

“Tangible Stockholders’ Equity” means, with reference to the Reference Balance Sheet and as of the Closing Date, an amount equal to “Total Stockholder’s Equity” in the column entitled “Total”, (a) increased to reflect the elimination of the OCI fair market value swaps in the column entitled “Total” and (b) reduced by (i) Goodwill in the column entitled “Total”, and (ii) in the event that the Rating Agency Approval has not been obtained prior to the Closing, the line item “Total Stockholder’s Equity” in the column entitled “DRAFCO”, as each such term is used in the Reference Balance Sheet.

“Tax” or “Taxes” means any and all income, gross receipts, capital gains, value added, sales, use, employment, franchise, profits, property or other taxes, fees, stamp and stamp duty reserve taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

“Tax Returns” means all returns, computations and reports required to be filed with a governmental or taxing authority with respect to Taxes.

“Third Party Intellectual Property Rights” has the meaning set forth in Section 3.17(b).

“Thor Credit” has the meaning set forth in the Recitals.

“Threshold Amount” has the meaning set forth in Section 9.02(a).

“Transfer Agreements” means the DFS/Ganis Transfer Agreement dated as of March 1, 1999 between DFS and Ganis, the DFS/Ganis Transfer Agreement dated as of May 1, 1999 between DFS and Ganis, the DFS/Ganis Transfer Agreement dated as of July 1, 1999 between DFS and Ganis, the DFS/Ganis Transfer Agreement dated as of November 1, 2001 between DFS and Ganis, the Ganis/Depositor Agreement dated as of March 1, 1999 between DFS and Ganis, the Ganis/Depositor Agreement dated as of May 1, 1999 between DFS and

Ganis, the Ganis/Depositor Agreement dated as of July 1, 1999 between DFS and Ganis and the Ganis/Depositor Agreement dated as of November 1, 2001 between DFS and Ganis.

“Transfer and Servicing Agreements” means, collectively, (i) the Transfer and Servicing Agreement, dated as of March 1, 1999, among Distribution Financial Services RV Trust 1999-1, DRAFCO and DFS; (ii) the Transfer and Servicing Agreement, dated as of May 1, 1999, among Distribution Financial Services Marine Trust 1999-2, DRAFCO and DFS; (iii) the Transfer and Servicing Agreement, dated as of July 1, 1999, among Distribution Financial Services RV Trust 1999-3, DRAFCO and DFS and (iv) the Transfer and Servicing Agreement, dated as of November 1, 2001, among Distribution Financial Services RV/Marine Trust 2001-1, DRAFCO and DFS.

“Transferred Intellectual Property” means (i) all Intellectual Property owned by Ganis and the Subsidiaries and material to the operation of the Business, and (ii) all Intellectual Property listed on Exhibit 1.01(d).

“Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit 1.01(e) to be entered into between the Seller and the Purchaser at the Closing.

“Unauthorized Terms” has the meaning set forth in Section 5.14(a).

“U.S. GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“WARN” has the meaning set forth in Section 6.08.

“Yearly Loss Objection Notice” has the meaning set forth in Section 9.03(a).

“Yearly Loss Summary” has the meaning set forth in Section 9.03(a).

“Yearly Loss Summary Audit Report” has the meaning set forth in Section 9.03(a).

SECTION 1.02.    Interpretation and Rules of Construction.    In this Agreement, except to the extent that the context otherwise requires:

(i)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated;

(ii)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)    whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)    the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)    any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(viii)    references to a Person are also to its permitted successors and assigns;

(ix)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(x)    unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars.

ARTICLE II
PURCHASE AND SALE

SECTION 2.01.    Purchase and Sale of the Shares.    Upon the terms and subject to the conditions of this Agreement, including, but not limited to, Section 5.13, at the Closing, the Seller shall sell, or cause to be sold, to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares.

SECTION 2.02.    Purchase Price.    (a)    Subject to the adjustments set forth in Section 2.06, the purchase price for the Shares shall be the sum of (i) Tangible Stockholders’ Equity, (ii) the Premium, (iii) in the event that the Rating Agency Approval is not obtained prior to the Closing, $10.5 million and (iv) if the Purchaser elects to make an election pursuant to Section 338(h)(10) of the Code as set forth in Section 7.09 of this Agreement, $250,000 (together, the “Purchase Price”).

(b)    The Reference Balance Sheet and the Closing Balance Sheet shall give effect to the Employee Benefit Adjustment and the allowance for loan losses on the Reference Balance Sheet and the Closing Balance Sheet shall be an amount equal to 76 basis points of the line item “Finance Receivables” in the column entitled “Total Consumer” set forth thereon.

(c)    Either (i) at the Closing, the stockholder of Ganis shall be deemed, effective immediately prior to the Closing, to have made a contribution to the capital of Ganis of the obligation with respect to all Intercompany Debt that would otherwise be included on the Closing Balance Sheet as a liability in accordance with U.S. GAAP;

(ii)    immediately following the Closing, the Purchaser shall cause Ganis and the Subsidiaries to, and Ganis or such Subsidiary shall, repay or prepay all outstanding Intercompany Debt that is set forth on a certificate from the Seller certifying the amount of the Intercompany Debt as of two (2) Business Days prior to the Closing Date (the “Initial Intercompany Debt Amount”); provided, however, that in the event that the Initial Intercompany Debt Amount will not be received by the Seller on the Closing Date, the Purchaser shall pay the Initial Intercompany Debt Amount as soon thereafter as practicable and shall pay to the Seller at such time any additional interest that has accrued thereon between the Closing Date and the actual date of payment; or

(iii)    immediately following the Closing, the Seller or its applicable lending Affiliates shall consolidate the Intercompany Debt Amount and memorialize it in writing and assign to the Purchaser all of their rights and obligations relating to the outstanding Intercompany Debt and the Purchaser shall pay to the Seller or its applicable lending Affiliates an amount equal to the amount that is set forth on a certificate from the Seller certifying the Initial Intercompany Debt Amount.

(d)    In the event of payment pursuant to subsection 2.02(c)(ii) above, then no later than two (2) Business days following the Closing, the Seller shall deliver to the Purchaser a certificate from the Seller certifying the estimated amount of the Intercompany Debt reflected on the balance sheets of Ganis and the Subsidiaries immediately prior to the Closing (the “Closing Date Intercompany Debt Amount”). Without prejudicing in any manner the rights of the parties pursuant to Section 2.06, within two (2) Business Days following delivery of the certificate of the Closing Date Intercompany Debt Amount, the following amounts shall be paid as follows:

(i)    In the event that the Closing Date Intercompany Debt Amount exceeds the Initial Intercompany Debt Amount, the Purchaser shall cause Ganis or the applicable Subsidiary to pay the amount of such excess to the applicable lending Affiliates of the Seller by wire transfer in immediately available funds; and

(ii)    In the event that Initial Intercompany Debt Amount exceeds the Closing Date Intercompany Debt Amount, the Seller shall pay, or shall cause the applicable lending Affiliates of the Seller to pay, the amount of such excess to Ganis or the applicable Subsidiary by wire transfer in immediately available funds.

(e)    In the event of assignment and payment pursuant to subsection 2.02(c)(iii) above, then no later than two (2) Business days following the Closing, the Seller shall deliver or cause to be delivered to the Purchaser a certificate from the Seller certifying the Closing Date Intercompany Debt Amount. Without prejudicing in any manner the rights of the parties pursuant to Section 2.06, within two (2) Business Days following delivery of the certificate of the Closing Date Intercompany Debt Amount, the following amounts shall be paid as follows:

(i)    In the event that the Closing Date Intercompany Debt Amount exceeds the Initial Intercompany Debt Amount, the Purchaser shall pay the amount of such excess to the Seller or its applicable lending Affiliates by wire transfer in immediately available funds; and

(ii)    In the event that Initial Intercompany Debt Amount exceeds the Closing Date Intercompany Debt Amount, the Seller shall, or shall cause the applicable lending Affiliates of the Seller to, refund the amount of such excess to the Purchaser by wire transfer in immediately available funds.

(f)    No later than 10 Business Days prior to the Closing Date, the Purchaser shall notify the Seller in writing as to whether the Purchaser shall elect to satisfy its obligations with regard to the Intercompany Debt pursuant to subsection 2.02(c)(i), 2.02(c)(ii) or 2.02(c)(iii).

(g)    Interest.    Any payments required to be made by the Seller or the Purchaser pursuant to Section 2.02(d) or 2.02(e) shall bear interest from the Closing Date through the date of payment at the LIBOR Rate, calculated on a daily basis.

SECTION 2.03.    Closing.    Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the first Friday on or after which the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VIII occurs or, if such date is not a Business Day, on the following Friday that is a Business Day (the day on which the Closing takes place being the “Closing Date”); provided, however, that the Closing shall not occur earlier than December 20, 2002 unless the Rating Agency Approval has been obtained prior to or on such date. Notwithstanding anything in the preceding sentence to the contrary, the Seller and the Purchaser agree that the Closing Date may occur on December 31, 2002; provided, that if the Closing Date is December 31, 2002, the Closing shall occur prior to the close of the Business Day. The effective time of the sale of the Shares to the Purchaser pursuant to this Agreement and the consummation of the transactions contemplated hereby shall for all purposes be 5:00 P.M. local time in St. Louis, Missouri.

SECTION 2.04.    Closing Deliveries by the Seller.    At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)    stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank;

(b)    executed counterparts of the Ancillary Agreements;

(c)    a receipt for the Purchase Price; and

(d)    the certificates and other documents required to be delivered pursuant to Section 8.02 and the certificates evidencing the capital stock of all Subsidiaries (except that the certificates evidencing the common stock of DRAFCO shall not be delivered unless and until the Rating Agency Approval is obtained).

SECTION 2.05.    Closing Deliveries by the Purchaser.    At or prior to the Closing, the Purchaser shall deliver to the Seller:

(a)    the Purchase Price by wire transfer or transfers in immediately available funds to the Purchase Price Bank Account(s);

(b)    executed counterparts of the Ancillary Agreements;

(c)    appropriate evidence of the satisfaction of the requirements of Section 5.08; and

(d)    the certificates and other documents required to be delivered pursuant to Section 8.01.

SECTION 2.06.    Post-Closing Adjustment of Purchase Price.    The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.06:

(a)    Closing Balance Sheet.    The Seller shall use its reasonable best efforts to prepare and deliver to the Purchaser, within 45 calendar days following the Closing Date but in no event more than 60 calendar days following the Closing Date, an audited balance sheet of Ganis and the Subsidiaries (giving effect to the Employee Benefit Adjustment (provided, however, that this adjustment shall not be made if the corresponding adjustments have already been made to Total Stockholder’s Equity on the Reference Balance Sheet and the Closing Balance Sheet), but not giving effect to the settlement of intercompany agreements contemplated by Section 5.08 or to any election pursuant to Section 338(h)(10) of the Code, as set forth in Section 7.09) in the form of the October 31, 2002 balance sheet attached hereto as Exhibit 1.01(f) as of the Closing Date (the “Closing Balance Sheet”), together with the report thereon of the Seller’s Accountants. The Closing Balance Sheet shall be prepared on the basis of the accounting principles set forth on Exhibit 2.06(a) (the “Accounting Principles”) and in any event in accordance with U.S. GAAP and the terms of this Agreement; provided, however, that the allowance for loan losses shall be an amount equal to 76 basis points of the line item “Finance Receivables” in the column entitled “Total Consumer” set forth on the Closing Balance Sheet. The Seller shall bear all of the reasonable costs of preparing the Closing Balance Sheet. The Purchaser shall provide the Seller and the Seller’s Accountants reasonable access to the books and records and personnel of the Business during the period of the preparation of the Closing Balance Sheet and during the resolution of any disputes that may arise under this Section 2.06.

(b)    Disputes.    (i)    Subject to clause (ii) of this Section 2.06(b), the Closing Balance Sheet delivered by the Seller to the Purchaser shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

(ii)    The Purchaser may dispute any amounts reflected on the Closing Balance Sheet to the extent the net effect of such disputed amounts in the aggregate would affect the Tangible Stockholders’ Equity reflected on the Closing Balance Sheet; provided, however, that the Purchaser shall have notified the Seller and the Seller’s Accountants in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 days of the Seller’s delivery of the Closing Balance Sheet to the Purchaser. In the event of such a dispute, the Seller’s Accountants and the Purchaser’s Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Seller’s Accountants and the Purchaser’s

Accountants are unable to reach a resolution with such effect within 20 days after the receipt by the Seller and the Seller’s Accountants of the Purchaser’s written notice of dispute, the Seller’s Accountants and the Purchaser’s Accountants shall submit the items remaining in dispute for resolution to PricewaterhouseCoopers, LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Seller and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Seller and the Purchaser) (either PricewaterhouseCoopers, LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, within 30 days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser. The fees and disbursement of the Independent Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

(iii)    In acting under this Agreement, the Seller’s Accountants, the Purchaser’s Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(c)    Purchase Price Adjustment.    The Closing Balance Sheet shall be deemed final for the purposes of this Section 2.06 upon the earliest of (x) the failure of the Purchaser to notify the Seller of a dispute within 30 days of the Seller’s delivery of the Closing Balance Sheet to the Purchaser, (y) the resolution of all disputes, pursuant to Section 2.06(b)(ii), by the Seller’s Accountants and the Purchaser’s Accountants and (z) the resolution of all disputes, pursuant to Section 2.06(b)(ii), by the Independent Accounting Firm. Within three Business Days of the Closing Balance Sheet being deemed final, a Purchase Price adjustment shall be made as follows:

(i)    In the event that the Tangible Stockholders’ Equity reflected on the Reference Balance Sheet exceeds the Tangible Stockholders’ Equity reflected on the Closing Balance Sheet, then the Purchase Price shall be adjusted downward in an amount equal to such excess and the Seller shall pay the amount of such excess to the Purchaser by wire transfer in immediately available funds to the bank account(s) as instructed by the Purchaser in a written notice to the Seller.

(ii)    In the event that the Tangible Stockholders’ Equity reflected on the Closing Balance Sheet exceeds the Tangible Stockholders’ Equity reflected on the Reference Balance Sheet, then the Purchase Price shall be adjusted upward in an amount equal to such excess and the Purchaser shall pay the amount of such excess to the Seller by wire transfer in immediately available funds.

(d)    Interest.    Any payments required to be made by the Seller or the Purchaser pursuant to Section 2.06(c) shall bear interest from the Closing Date through the date of payment at the LIBOR Rate, calculated on a daily basis.

SECTION 2.07.    Post-Closing Purchase of DRAFCO Stock.    (a)    In the event that the Rating Agency Approval is not obtained prior to the Closing, but is obtained within twelve months following the Closing, then the party receiving such approval shall notify the other party immediately, and on the fifth Business Day after the Rating Agency Approval has been obtained, (i) the Seller shall cause G Finance Holding Corp. to transfer all common stock of DRAFCO to the Purchaser and the Purchaser shall pay to the Seller the line item “Total Stockholder’s Equity” in the column entitled “DRAFCO” as reflected on the Closing Balance Sheet, or, if the Closing Balance Sheet has not yet been prepared, on the Reference Balance Sheet but in any event subject to adjustment pursuant to Section 2.06 and (ii) the Seller shall refund to the Purchaser $10.5 million, plus (A) an amount equal to all distributions received by DRAFCO from Ganis or any Trust (as such term is defined in the applicable Transfer and Servicing Agreement), since the Closing Date and (B) an amount equal to the DRAFCO Post-Closing Equity Contribution.

(b)    Any payments required to be made by the Seller or the Purchaser pursuant to Section 2.07(a) shall bear interest at the LIBOR Rate, calculated on a daily basis.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, except as set forth on the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser as follows:

SECTION 3.01.    Organization, Authority and Qualification of the Seller.    The Seller is a corporation duly organized and validly existing under the laws of Germany and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

SECTION 3.02.    Organization, Authority and Qualification and Capital Stock of Ganis and Ownership of Shares.    (a)    Ganis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Ganis is qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the its business makes such qualification necessary other than in such jurisdictions were the failure to be so qualified would not have a Material Adverse Effect. True and correct copies of the Articles of Incorporation, By-laws and equivalent constitutional documents of Ganis, as in effect on the date hereof, have been delivered by the Seller to the Purchaser.

(b)    The authorized capital stock of Ganis consists of (i) 55,000 Shares, of which, as of the date hereof, 25,001 Shares are issued and outstanding and (ii) 50,000 shares of Class B Common Stock, of which, as of the date hereof, no shares are issued and outstanding. The Seller indirectly owns all of the issued and outstanding Shares free and clear of all Encumbrances, and all Shares and are validly issued, fully paid and nonassessable and free of preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating the Seller or its Affiliates to issue or sell any Shares. Upon consummation of the Acquisition and registration of the Shares in the name of the Purchaser in the stock or other records of Ganis, the Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of Ganis free and clear of all Encumbrances. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

SECTION 3.03.    Subsidiaries.    (a)    Section 3.03(a) of the Disclosure Schedule lists, for each Subsidiary, its name, type of entity and jurisdiction of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests. Except as set forth on Section 3.03(a) of the Disclosure Schedule and in Section 5.13, Ganis owns or at the Closing will own all of the issued and outstanding shares of each Subsidiary (the “Subsidiary Shares”), free and clear of all Encumbrances, and all such Subsidiary Shares and are validly issued, fully paid and nonassessable and free of preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Subsidiary Shares or obligating the Seller or its Affiliates to issue or sell any Subsidiary Shares.

(b)    Each Subsidiary is duly organized or incorporated and validly existing under the laws of its jurisdiction of incorporation or organization, has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary, and is qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such qualification necessary, except for such failures that would not have a Material Adverse Effect.

SECTION 3.04.    No Conflict.    Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained and all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made, except as set forth in Section 3.04 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-laws (or similar organizational documents) of the Seller, Ganis or any Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Business or (c), conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller, Ganis or any Subsidiary is a party or by which any of the Shares or any of the Assets is bound or affected, except, in the case of clause (b) and (c), as would not have a Material Adverse Effect.

SECTION 3.05.    Consents and Approvals.    The execution, delivery and performance of this Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in Section 3.05 of the Disclosure Schedule, (b) the Required Regulatory Approvals, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

SECTION 3.06.    Financial Information.    Attached at Section 3.06 of the Disclosure Schedule are true, complete and correct copies of the reference balance sheets of the Business dated as of October 31, 2002, July 31, 2002, June 30, 2002 and December 31, 2001 and the related reference statements of income (the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition and results of operations of the Business as of such dates or for the periods covered thereby. The Financial Statements have been prepared in accordance with the Accounting Principles and in any event in accordance with U.S. GAAP. The Reference Balance Sheet, presents fairly in all material respects the financial condition of the Business as of the Reference Balance Sheet Date. The Reference Balance Sheet has been prepared in accordance with the Accounting Principles and in any event in accordance with U.S. GAAP.

SECTION 3.07.    No Undisclosed Liabilities.    There are no Liabilities of the Business, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet, (ii) disclosed in Section 3.07 of the Disclosure Schedule, (iii) that are current and have been incurred in the ordinary course of business or (iv) which do not and would not have a Material Adverse Effect.

SECTION 3.08.    Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.    Since July 31, 2002 through the date of this Agreement, except with respect to the Contribution or otherwise as described in Section 3.08 of the Disclosure Schedule, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as contemplated by 5.06 of this Agreement or disclosed in Section 3.08 of the Disclosure Schedule, and except as would not have a Material Adverse Effect, since July 31, 2002 through the date of this Agreement, in connection with the conduct of the Business, none of DFS (in connection with or in relation to the Business), Ganis or any of the Subsidiaries has:

(i)    except in the ordinary course of business consistent with past practice, permitted or allowed any of the assets or properties (whether tangible or intangible) relating primarily to the Business to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(ii)    written down or written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any Receivables or residuals other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;

(iii)    redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of any Subsidiary, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary or Ganis solely to DFS or another Subsidiary or Ganis;

(iv)    other than through acquisitions of capital stock, warrants or other assets in connection with extensions of credit (including, without limitation, foreclosure) or otherwise in the ordinary course of business, merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets;

(v)    issued or sold any capital stock or other equity securities, or any option, warrant or other right to acquire the same, of, or any other equity interest in, any Subsidiary;

(vi)    except in the ordinary course of business consistent with past practice, entered into any material agreement, arrangement or transaction relating primarily to the Business (other than employment agreements) with any of its directors, officers, employees or shareholders (other than Ganis or any other Subsidiary) (or with any relative, beneficiary, spouse or Affiliate of such Person);

(vii)    made any material change in any method of accounting or accounting practice or policy relating primarily to or otherwise affecting the Business, other than such changes required by U.S. GAAP;

(viii)    incurred any Indebtedness relating primarily to the Business other than with the Seller or an Affiliate of the Seller that may be prepaid in accordance with its terms;

(ix)    entered into any leases relating primarily to the Business, as lessee, that have been or should be, in accordance with U.S. GAAP, recorded as capital leases;

(x)    made any capital expenditure or commitment for any capital expenditure, relating primarily to the Business, in excess of $100,000 individually or $500,000 in the aggregate;

(xi)    except as required by Law or contractual arrangement or involving increases in the ordinary course of business consistent with past practices of Ganis or such Subsidiary, (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by Ganis or any Subsidiary to any of their employees involved in the conduct of the Business or (B) established or increased or promised to increase any benefits under any Ganis Benefit Plan;

(xii)    except in the ordinary course of business consistent with past practice, entered into, amended, modified or consented to the termination of any Material Contract or either Ganis’s or any Subsidiary’s rights thereunder;

(xiii)    other than in connection with the Contribution, sold or disposed of, any of the assets or properties of DFS relating solely to the Business or of Ganis or of any Subsidiary having a value greater than $2,500,000 other than sales, in the ordinary course of business consistent with past practice, of loans, participations and assets or property owned by DFS, Ganis or any Subsidiary, as a result of foreclosure or otherwise relating to the extension of credit;

(xiv)    suffered any Material Adverse Effect;

(xv)    made any change in policies or guidelines with regard to: underwriting relating to the Business; the extension of credit or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; collections; or other material lending policies in any material respect except as may be required by Law or U.S. GAAP; or

(xvi)    agreed to take any of the actions specified in this Section 3.08.

SECTION 3.09.    Litigation; Compliance with Laws.    (a)    Except as set forth in Section 3.09(a) of the Disclosure Schedule, as of the date of this Agreement, there are no Actions against or relating to the Business, Ganis or any Subsidiary or otherwise affecting any of the Assets, other than litigation relating to collection actions, pending before any Governmental Authority or, to the knowledge of the Seller, threatened to be brought by or before any Governmental Authority. Except as set forth in Section 3.09 of the Disclosure Schedule, as of the date of this Agreement, none of the Business, Ganis or any Subsidiary is subject to any Governmental Order, and, to the knowledge of the Seller, there are no Governmental Orders threatened to be imposed on the Business, Ganis or any Subsidiary by any Governmental Authority.

(b)    Except as set forth in Section 3.09(b) of the Disclosure Schedule, DFS (with respect to the DFS Assets and the Ganis Employees), Ganis and each Subsidiary have complied in all material respects with all applicable Laws, including, without limitation, with respect to the Equal Employment Opportunity Commission Laws and all other employment-related Laws, usury, truth-in-lending, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Receivables. Ganis and each Subsidiary have not received any written or, to the knowledge of the Seller, any other notice of any material alleged or threatened claim, violation or liability under any applicable Laws that has not heretofore been cured and for which there is any remaining liability.

SECTION 3.10.    Material Contracts.    (a)    Section 3.10(a) of the Disclosure Schedule lists each of the following contracts and agreements relating primarily to the Business (such contracts and agreements being “Material Contracts”):

(i)    all contracts and agreements, other than contracts entered into in the ordinary course of business, relating to Indebtedness for borrowed money relating primarily to the Business or otherwise affecting the Business to a third party that individually are in excess of $100,000;

(ii)    all leases relating primarily to the Business requiring annual payments of more than $50,000 to which Ganis or any Subsidiary is a lessee that have been or should be, in accordance with U.S. GAAP, recorded as capital leases;

(iii)    all contracts and agreements that limit or purport to limit the ability of the Business to engage in any line of business or compete with any Person or in any geographic area or during any period of time;

(iv)    all contracts and agreements between or among Ganis or any Subsidiary, on the one hand, and the Seller or any Affiliate of the Seller (other than Ganis and the Subsidiaries), on the other hand, relating primarily to the Business contemplating an exchange of value in excess of $250,000;

(v)    all contracts and agreements relating to the employment of any directors, officers or employees employed or engaged by the Business earning a salary or fee of more than $100,000 per annum to which Ganis or a Subsidiary is a party;

(vi)    all management services contracts with independent contractors who are individuals or consultants (or similar arrangements) relating primarily to the Business to which Ganis or a Subsidiary is a party requiring a payment of more than $100,000 per annum;

(vii)    joint venture or partnership agreements relating primarily to the Business pursuant to which Ganis or a Subsidiary has invested or is required to invest more than $100,000;

(viii)    all guarantees and indemnifications by Ganis or any Subsidiary relating primarily to the Business;

(ix)    all agreements, contracts or commitments relating to the securitization of any Property and relating primarily to the Business, including any trust document, indenture, transfer agreement, servicing agreement or pooling agreement; and

(x)    all contracts and agreements relating primarily to the Business and relating to the future disposition or acquisition of any assets individually or in the aggregate which require the payment of more than $100,000, other than the Contribution or acquisitions or dispositions otherwise in the ordinary course of business.

(b)    Except as disclosed in Section 3.10(b) of the Disclosure Schedule and in Section 5.13, each Material Contract: (i) is valid and binding (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equity remedies and except for other customary limitations on the validity and binding nature thereof) in all material respects on Ganis or the Subsidiaries (to the extent it is a party thereto), and, to the knowledge of the Seller, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.05 of the Disclosure Schedule are not obtained, shall continue in full force and effect for the continued benefit and operation of the Business without penalty or other adverse consequence. Neither Ganis nor any Subsidiary, and to the knowledge of the Seller, no third party, is in material breach of, or default under, any Material Contract.

SECTION 3.11.    Real Property.    (a)    No Owned Real Property is used in the conduct of the Business as currently conducted.

(b)    Except as disclosed in Section 3.11(b) of the Disclosure Schedule, each parcel of Leased Real Property leased by Ganis or any Subsidiary (i) is leased free and clear of all Encumbrances other than Permitted Encumbrances and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Seller, has any such condemnation, expropriation or taking been threatened, except, in either case, as would not have a Material Adverse Effect.

(c)    Except as disclosed in Section 3.11(c) of the Disclosure Schedule, all leases to the Leased Real Property to which Ganis or any Subsidiary is a tenant requiring annual rental payments in excess of $100,000, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by Ganis or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by Ganis or any Subsidiary, except as would not have a Material Adverse Effect.

(d)    Except as disclosed in Section 3.11(d) of the Disclosure Schedule, Ganis or a Subsidiary, as the case may be, has the full right to exercise any renewal options running to it contained in the leases and subleases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of such Leased Real Property for the full term of such renewal options, subject to the terms and conditions pertaining thereto.

(e)    Each of Ganis and the Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, including without limitation, Environmental Laws relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(f)    There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of the Seller, threatened, in which Ganis or any Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices of which the Seller has knowledge, may be, named as a defendant (x) for alleged material noncompliance with any Environmental Law or (y) relating to any material release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Ganis or any Subsidiary.

(g)    To the knowledge of the Seller, during the period of DFS’s (to the extent such property is a DFS Asset), Ganis’s or any Subsidiary’s operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

SECTION 3.12.    Assets.    Except as disclosed in Section 3.12 of the Disclosure Schedule and upon giving effect to the Transition Services Agreement and the Assignment and Assumption of Transition Services Agreement, Ganis or a Subsidiary, as the case may be, owns, leases or has the legal right to use, or at the Closing will own, lease or have the legal right to use, all the Assets and, with respect to contract rights, is a party to and enjoys the right to the benefits of all Assets. Except as set forth in Section 5.13, the Assets, together with the Transition Services Agreement and the Assignment and Assumption of Transition Services Agreement, constitute all the properties, assets and rights forming a part of, used, held or used in, and all such properties, assets and rights as are necessary and sufficient for the continued conduct of the Business in substantially the same manner as conducted on July 31, 2002, at the date of this Agreement and prior to the Closing. In the event of a DRAFCO Transfer, the only assets of DRAFCO will be the Residual Interest.

SECTION 3.13.    Employee Benefit Plans; Labor Matters.    (a)    Section 3.13(a) of the Disclosure Schedule sets forth each material employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), sponsored, maintained or contributed to by Ganis or any of the Subsidiaries, or with respect to which Ganis or any of the Subsidiaries could incur liability under Section 4069, 4212(c) or 4204 of ERISA with respect to any Ganis Employee or former officer, director or employee of Ganis or one of the Subsidiaries who is not covered by a Retained Benefit Plan (“Former Ganis Employee”) as of the date of this Agreement, including, but not limited to, any employee stock option, stock bonus or stock purchase plan, any bonus, commission or other incentive plan (whether for cash, equity or any other incentive) (the “Ganis Benefit Plans”). The Seller has made available to the Purchaser a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS for each Ganis Benefit Plan, as applicable, (ii) each Ganis Benefit Plan, (iii) each trust agreement relating to each Ganis Benefit Plan, (iv) the most recent summary plan description for each Ganis Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation, if any, relating to each Ganis Benefit Plan subject to Title IV of ERISA, (vi) the most recent determination letter, if any, issued by the IRS with respect to any Ganis Benefit Plan qualified under Section 401(a) of the Code and (vii) a written description of any Ganis Benefit Plan that is not otherwise in writing, which description shall include, inter alia, the criteria imposed for participation in such plan, the terms and conditions for payment under any such plan, the amounts paid under such plans in the past twelve months, and an itemization of any and all amounts accrued by any participant that has not been paid under any such plan as of the date of the Closing. Each Ganis Benefit Plan that is established, sponsored, maintained or contributed to solely by Ganis or one or more of the Subsidiaries shall be referred to herein as a “Subsidiary Benefit Plan”. Each Ganis Benefit Plan that is not a Subsidiary Benefit Plan shall be referred to herein as a “Retained Benefit Plan” and shall be separately identified in Section 3.13(a) of the Disclosure Schedule. All earned but unpaid bonuses, commissions or other incentives have been and will be properly accrued for on the books and records of Ganis.

(b)    The Ganis Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code or any other applicable Law. With respect to the Ganis Benefit Plans, no event has occurred and, to the knowledge of the Seller, there exists no condition or set of circumstances in connection with which Ganis or any of the Subsidiaries could be subject to any actual or contingent liability under the terms of such Ganis Benefit Plans, ERISA, the Code or any other applicable Law, except as would not have a Material Adverse Effect.

(c)    The Seller has made available to the Purchaser true and complete copies of (i) all employment agreements with Ganis Employees (or copies of forms of agreements setting forth representative employment terms and conditions); (ii) all severance agreements, programs and policies of Ganis or any of the Subsidiaries with or relating to Ganis Employees or Former Ganis Employees; and (iii) all plans, programs, agreements and other arrangements of Ganis with or relating to Ganis Employees which contain change in control provisions.

(d)    Except as disclosed on Section 3.13(d) of the Disclosure Schedule, each of the Ganis Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification, except where such loss of qualification would not have a Material Adverse Effect.

(e)    Neither the Seller, Ganis nor any of the Subsidiaries has contributed, or been obligated to contribute, to a “Multiemployer Plan”, as defined in Section 3(37) of ERISA within the six years preceding the Closing Date with respect to any Ganis Employee or Former Ganis Employee.

(f)    Except as disclosed on Section 3.13(f) of the Disclosure Schedule, none of the Ganis Benefit Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required by applicable Law.

(g)    No Ganis Benefit Plan, either individually or collectively, provides for any material payment by Ganis that would not be deductible for U.S. federal income tax purposes pursuant to Sections 162(a)(1) or 404 of the Code or that, after giving effect to the transactions contemplated by this Agreement, would constitute an “excess parachute payment” as defined in Section 280G of the Code.

(h)    (i) Neither Ganis nor any of the Subsidiaries is a party to any collective bargaining or other labor union contract applicable to Ganis Employees and no collective bargaining agreement is being negotiated by Ganis or any of the Subsidiaries; (ii) as of the date hereof, there is no labor dispute, strike or work stoppage against Ganis or any of the Subsidiaries pending or, to the knowledge of the Seller, threatened in writing which may interfere with the Business; and (iii) as of the date hereof, to the knowledge of the Seller, none of Ganis nor any of the Subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the Business, and there is no charge or complaint against Ganis or the Subsidiaries by the National Labor Relations Board or any comparable state agency pending with respect to the Business or, to the knowledge of the Seller, threatened in writing, except where such unfair labor practice, charge or complaint would not have a Material Adverse Effect.

(i)    Section 3.13(i) of the Disclosure Schedule sets forth each Ganis Employee who is a participant in the Deferred Compensation Plan or the SERP and further sets forth each such participant’s vested and unvested balances in such plans and all amounts contributed or otherwise accrued by Seller or DFS in connection with such plans. All accrued but unfunded amounts are also set forth on Section 3.13(i) of the Disclosure Schedule.

(j)    Except as set forth on Section 3.13(j) of the Disclosure Schedule, each Ganis Employee is “at-will” and may be terminated at any time.

(k)    All amounts due pursuant to paragraph 3 of the Edward Arienti Agreement (the Long-Term Incentive Plan payout) have been paid to Edward Arienti.

SECTION 3.14.    Taxes.    (a) All material Tax Returns required to be filed by or with respect to Ganis or any of the Subsidiaries, for any period ending on or before the Closing Date, have been or will be timely filed (taking into account any extension of time to file granted to or obtained); (b) all Taxes shown to be payable on such Tax Returns have been paid or will be paid, except to the extent that such Taxes are being contested in good faith; (c) all such Tax Returns are true, correct and complete in all material respects. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against Ganis or any of the Subsidiaries that has not either been settled in full or been contested in good faith through proper proceedings. No election has been filed under Section 341(f) of the Code with respect to Ganis or any of the Subsidiaries. There are no material Tax liens on any assets of Ganis or any of the Subsidiaries, other than liens arising as a matter of Law for current Taxes not yet due and payable or for Taxes being contested in good faith in proper proceedings. None of Ganis or any of the Subsidiaries is subject to any accumulated earnings tax or personal holding company tax. The financial statements of Ganis and its Subsidiaries include adequate reserves and allowances to satisfy all known liabilities for material Taxes relating to Ganis and the Subsidiaries for the periods covered thereby. Ganis has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code for any applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

SECTION 3.15.    Insurance.    Section 3.15 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies that insure Ganis and the Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies (or other insurance policies that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided, been substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Ganis and the Subsidiaries) are in full force and effect and have been in full force and effect since the respective dates each such policies were first obtained. As of the date hereof, neither Ganis nor any Subsidiary has received any notice of cancellation, other than in the ordinary course of business, with respect to the expiration of the initial term, or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance insuring Ganis and the Subsidiaries is, in respect of the nature of the risks insured against and the amount of coverage provided, in kind and amount deemed reasonably necessary and appropriate by Ganis and the Subsidiaries, and is sufficient for compliance by Ganis and the Subsidiaries with the requirements of applicable Laws and agreements to which Ganis or any Subsidiary is subject or is party. True, correct and complete copies of all such policies and bonds reflected at Section 3.15 of the Disclosure Schedule, as in effect on the date hereof, have been made available to the Purchaser.

SECTION 3.16.    Receivables.    (a) The Receivables were originated, in all material respects, in accordance with the Credit and Collection Policies, including occasional program and underwriting exceptions. The forms of documentation used by the Business to originate the Receivables (the “Forms”) contain customary and enforceable provisions, such that (i) the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits of the security, and (ii) in the event of full prepayment of the Receivables, there shall be full payment of the outstanding principal balance and accrued but unpaid interest. To the knowledge of the Seller, the Forms were used in connection with the origination of all the Receivables. The Credit and Collection Policies require that each Receivable be secured by a validly perfected first priority security interest in the related Financed Item in favor of Ganis or a Subsidiary as a secured party.

(b)    The Receivables have been serviced by the Business in accordance with the Credit and Collection Policies, and all extensions and deferments of scheduled payments have been granted and administered, in all material respects, in accordance with the Credit and Collection Policies. None of DFS, Ganis or any Subsidiary has granted any extension or deferment of a scheduled payment with respect to any Receivable specifically for the purpose of improving the delinquency status of such Receivable. Since 1997, the Receivables have been serviced, in all material respects, in accordance with industry standards applicable to each portfolio from time to time.

(c)    Except as consistent with the Seller’s Credit and Collection Policies or otherwise disclosed on Section 3.16(c) of the Disclosure Schedule, to the knowledge of the Seller, no Receivable or Form has been amended or modified in any material respect and no provision of any Receivable or Form has, in any material respect, been waived in such a manner that the total number of scheduled payments has been increased, the time period for payments to be made has been extended, the number of days between any payments has been extended, the related amount financed has been increased, or the amount owed under such Receivable has been reduced.

(d)    The Seller has no knowledge of any systemic circumstance, error or failure which would cause any Receivable not to be secured by a valid perfected first priority security interest in the collateral securing such Receivable in favor of Ganis or any Subsidiary or the Trustee under the Boat Mortgage Trust Agreement as secured party or give rise to any right of rescission, setoff, counterclaim or defense by the obligor of such Receivable, including, but not limited to, the defense of usury, nor has the same been asserted or, to the knowledge of the Seller, threatened with respect to such Receivable. No Receivable has been sold, transferred, assigned or pledged by the Seller, DFS, Ganis or any Subsidiary to any person other than as contemplated by the Contribution or assignments by Thor to DFS that will be included in the DFS Assets. The Seller, DFS, Ganis or the applicable Subsidiary has good and marketable title to the Receivables free and clear of all Liens.

(e)    (i) To the knowledge of the Seller, as of November 19, 2002, no default, breach, violation or event permitting acceleration under the terms of such Receivable (other than as reflected on the Receivables “tape” set forth in Section 1.01(b) of the Disclosure Schedule) has occurred (that has not been cured) as of the Closing Date, (ii) to the knowledge of the Seller, no continuing condition (other than as reflected on the Receivables “tape” set forth in Section 1.01(b) of the Disclosure Schedule) that with notice or the lapse of time would constitute a default, breach, violation or event permitting acceleration under the terms of such Receivable has arisen, and (iii) to the knowledge of the Seller, except as consistent with the Seller’s Credit and Collection Policies, the Business has not waived any of the foregoing.

(f)    The Receivables “tape” set forth in Section 1.01(b) of the Disclosure Schedule reflects the Receivables of the Business in all material respects as of November 19, 2002. Except as set forth in the Receivables “tape” on Section 1.01(b) of the Disclosure Schedule, no Receivable (i) is more than 90 days past due as of the date of the tape; or (ii) is the subject of litigation (other than as set forth on Section 3.09 of the Disclosure Schedule).

(g)    have been applied correctly to outstanding principal, accrued interest, or fees and charges. Except as set forth in Section 3.16(g) of the Disclosure Schedule, to the knowledge of the Seller, there are no To the knowledge of the Seller, all payments or other credits with respect to the Receivables material customer disputes with respect to any of the Receivables.

SECTION 3.17.    Intellectual Property.    Except, in each case, as set forth in Section 3.17 of the Disclosure Schedule:

(a)    (i)    Ganis and the Subsidiaries own, or will own at Closing, all right, title and interest in and to all Transferred Intellectual Property. With respect to any Software owned by a third party and utilized by Ganis and the Subsidiaries, in, and material to, the conduct of the Business, Ganis and the Subsidiaries are licensed or otherwise possess valid and enforceable rights, or will be licensed or otherwise will possess valid and enforceable rights prior to the Closing, to use such Software in the conduct of the Business.

(ii)    There is no litigation pending or, to the knowledge of the Seller, threatened or any written claim from any person challenging the ownership, use, validity or enforceability of any Transferred Intellectual Property.

(b)    Section 3.17(b) of the Disclosure Schedule lists all (i) patents, patent applications, registered trademarks and service marks, and registered copyrights included in the

Transferred Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, and material (ii) licenses, sublicenses and other agreements (other than commercial off-the-shelf software and click-wrap and shrink-wrap licenses) as to which Ganis or any Subsidiary is a party and pursuant to which Ganis or any Subsidiary is authorized to use any third party Intellectual Property, (“Third Party Intellectual Property Rights”), which are incorporated in or form a part of any product of the Business.

(c)    To the knowledge of the Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Transferred Intellectual Property or any Intellectual Property right of any third party by Ganis or the Subsidiaries.

(d)    Ganis and the Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Transferred Intellectual Property or Third Party Intellectual Property Rights.

(e)    The Seller (i) has no knowledge (including knowledge of any litigation pending or threatened or any written claim from any person) that the conduct of the Business infringes any Intellectual Property of any third party; and (ii) has not advised any third party in writing that such third party is infringing any Transferred Intellectual Property or breaching any license or agreement involving Transferred Intellectual Property and has not brought or threatened any claim against such third party for such conduct.

SECTION 3.18.    Dealer Origination and Servicing.    (a)    Each dealer has been paid the full amount to which the dealer is entitled with respect to such Receivable except for the dealer reserves in respect of such dealer. To the knowledge of the Seller, no Receivable is the subject of a repurchase or recourse claim or demand from any dealer.

(b)    As of the date of conveyance and assignment by any dealer, such dealer assigned and conveyed all of its right, title and interest in such Receivable, and neither such dealer nor any third party (other than the Trustee under the Boat Mortgage Trust Agreement) retained or obtained, as the case may be, any interest therein.

(c)    No fraud with respect to any Receivable has taken place on the part of the Seller, DFS, Ganis or the applicable Subsidiary or, to the Seller’s knowledge, on the part of the obligor of any Receivable (other than with respect to Receivables that have been written off by DFS, Ganis or a Subsidiary as of the date of this Agreement), dealer or any other party involved in the origination of such Receivable or in the application of any insurance in relation to such Receivable.

SECTION 3.19.    Agreements with Regulatory Agencies.    Except as set forth in Section 3.19 of the Disclosure Schedule, none of DFS (relating to the Business through October 31, 2002), Ganis, any Subsidiary or any director, officer or employee of Ganis or any Subsidiary (i) is subject to any cease-and-desist or other order issued by, (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii), if applicable, has adopted any board resolutions (each of such items in (i), (ii) and (iii) being a “Regulatory

Agreement”) at the request of any Governmental Authority that restricts the conduct of its/his/her business or the Business or that in any manner relates to its/his/her management of the Business or its/his/her business, and none of DFS (relating to the Business through October 31, 2002), Ganis, any Subsidiary or any director, officer or employee of Ganis or any Subsidiary has been advised by any Governmental Authority that it is considering issuing or requesting any Regulatory Agreement.

SECTION 3.20.    Affiliate Transactions.    Except for transactions for compensation of employees, every transaction, contract or arrangement (whether written or oral and whether or not legally binding) between Ganis and the Subsidiaries and any of their “Affiliates” or their “Associates” (as such terms are defined in the rules and regulations of the SEC), which is currently in effect or was consummated since 1997 and which involved the payment or receipt of money, benefits or other compensation is set forth on Section 3.20 of the Disclosure Schedule. Section 3.20 of the Disclosure Schedule also lists any business arrangement, relationship or transaction (including, without limitation, any loan) between Ganis or the Subsidiaries and any director officer or employee of Ganis or the Subsidiaries or between Ganis or the Subsidiaries and any company, partnership, business trust, association or similar organization in which a stockholder, director, officer or employee of Ganis or the Subsidiaries has a controlling interest.

SECTION 3.21.    Securitization.    The Securitized Receivables have been at all times, and are being, accounted for correctly in accordance with U.S. GAAP on the books and records of DFS through October 31, 2002 and on the books and records of Ganis since November 1, 2002. The Consumer Receivables Securitization Documents and the Omnibus Amendment currently, and as of the time they were entered into did, comply in all material respects with all applicable Laws. During the period that DFS was a subsidiary of the Seller, DFS’s only sources of borrowings from the Seller have consisted of an uncommitted line of credit. The Seller does not intend to further capitalize DFS after the Contribution Date. DFS, as of October 31, 2002, had a negative tangible net worth. The Omnibus Amendment, the removal of the declaration of backing letter related to the Consumer Receivables Securitization Documents by the Seller and the other transactions contemplated hereby will not adversely affect in any material respect the interests of the Noteholders or the Residual Interestholder (in both cases, as such terms are defined in the Consumer Receivables Securitization Documents).

SECTION 3.22.    Regulatory Approvals.    None of the Seller, Ganis or any of the Subsidiaries has any reason to believe that any Governmental Authority would oppose or not grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby, other than by reason of facts or circumstances relating solely to the Purchaser and/or its Affiliates.

SECTION 3.23.    Contribution.    On October 31, 2002, the Seller caused DFS to contribute to Ganis, free and clear of all Encumbrances, except for Permitted Encumbrances, (a) the DFS Assets and the DFS Liabilities, but not the Excluded Assets or the Excluded Liabilities and (b) the Keyboard Shares (the “Contribution”).

SECTION 3.24.    Brokers.    Except as set forth in Section 3.24 of the Disclosure Schedule, except for Deutsche Bank Securities and Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of Deutsche Bank Securities and Goldman, Sachs & Co.

SECTION 3.25.    No Other Representations.    None of the Seller, DFS, Ganis or any Subsidiary or any of their respective directors, officers, employees, agents or representatives has or have made, or shall be deemed to have made, and none of the Seller, DFS, Ganis or any Subsidiary is liable for or bound in any manner by, any express or implied representations or warranties pertaining to DFS, Ganis or any of the Subsidiaries or any of their assets or businesses except as specifically set forth in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01.    Organization and Authority of the Purchaser.    The Purchaser is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. The Purchaser has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

SECTION 4.02.    No Conflict.    Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with or result in any breach of constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.03.    Governmental Consents and Approvals.    The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described in a writing given to the Seller by the Purchaser on the date of this Agreement and (b) the Required Regulatory Approvals.

SECTION 4.04.    Investment Purpose.    The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

SECTION 4.05.    Financing.    The Purchaser has available sufficient funds or liquid assets necessary to consummate all the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.06.    Litigation.    No Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, that (a) could affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements or (b) seeks to delay or prevent the consummation of, or that would be reasonably likely to materially adversely affect the Purchaser’s ability to consummate, the transactions contemplated by this Agreement or the Ancillary Agreements.

SECTION 4.07.    Brokers.    Except for Salomon Smith Barney Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Salomon Smith Barney Inc.

SECTION 4.08.    Regulatory Approvals.    The Purchaser has no reason to believe that any Governmental Authority would oppose or not grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby, other than by reason of facts or circumstances relating solely to the Seller and/or its Affiliates.

SECTION 4.09.    No Other Representations.    Neither the Purchaser nor any of its directors, officers, employees, agents or representatives has or have made, or shall be deemed to have made, and the Purchaser is not liable for or bound in any manner by, any express or implied representations or warranties pertaining to the Purchaser or any of its assets or businesses except as specifically set forth in this Agreement.

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.01.    Conduct of Business Prior to the Closing.    The Seller covenants and agrees that, except as described in reasonable detail in Section 5.01 of the Disclosure Schedule and except as otherwise contemplated by Section 5.06 and Section 5.13 of this

Agreement, between the date hereof and the Closing, Ganis and the Subsidiaries shall, and the Seller shall cause Ganis and each Subsidiary to, conduct the Business in the ordinary course and consistent with past practice, including without limitation, originating, servicing and (subject to the prior consent of the Purchaser) selling loans in a manner which is consistent with the underwriting, servicing and sales procedures currently in effect. For approving the sales of loans and loan participations only, notice shall be deemed given if transmitted via electronic mail to each of the following persons at the following e-mail addresses: Rob Snow (john.snow@etrade.com) and Dennis Webb (dwebb@etrade.com) with receipt confirmed either telephonically or by return e-mail sent by any such addressee (but not an automatic confirmation or reply message). If confirmation is not so received, the Seller shall provide notice in the manner required by Section 11.02. The Purchaser shall use commercially reasonable efforts to respond to any requests for consent received by e-mail as provided above within one Business Day of receiving any such request from the Seller. Without limiting the generality of the foregoing, except as contemplated by Section 5.06 and Section 5.13 of this Agreement or as otherwise described in reasonable detail in Section 5.01 of the Disclosure Schedule, the Seller shall and shall cause Ganis and each Subsidiary to use commercially reasonable efforts to (a) preserve intact the Business and each of Ganis’s and each Subsidiary’s respective business organizations, (b) keep available to the Purchaser the services of the Ganis Employees, (c) continue in full force and effect without material modification all existing policies or binders of insurance set forth on Section 3.15 of the Disclosure Schedule and (d) preserve their current relationships with material customers of the Business and other significant business relationships relating to the Business, including without limitation, the Business’s relationship with Thor Industries and Affinity Group, Inc. Notwithstanding the foregoing, nothing in this Section 5.01 shall prohibit or otherwise restrict in any way the operation of the business of the Seller unrelated to the Business. Except as described in Section 5.01 of the Disclosure Schedule, the Seller covenants and agrees that without the prior consent of the Purchaser, neither Ganis nor any Subsidiary shall do any of the things enumerated in the second sentence of Section 3.08 (including, without limitation, clauses (i) through (xv) thereof); provided, however, that the dollar threshold for subsection (xiii) of Section 3.08 shall be $500,000 for these purposes. Notwithstanding anything to the contrary herein, neither Ganis nor any Subsidiary shall be permitted, without the prior written consent of the Purchaser, to (i) enter into new securitizations (ii) access existing securitization vehicles, (iii) make sales of loans and loan participations or (iv) take or permit any action that would cause the sum of (a) the outstanding Keyboard Receivables and (b) commitments to extend credit that would result in Keyboard Receivables, to be greater than $160,000,000 in the aggregate as of the Closing Date.

SECTION 5.02.    Access to Information.    (a)    From the date hereof until the Closing, upon reasonable notice, the Seller shall cause Ganis and the Subsidiaries and each of Ganis’s and the Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of the Purchaser reasonable access, upon reasonable notice and during normal business hours, to the offices, properties, plants, other facilities, books and records of Ganis and each Subsidiary relating primarily to the Business (other than privileged materials) and to those officers, directors, employees, agents, accountants and counsel of Ganis and of each Subsidiary who have any knowledge relating the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties and goodwill relating primarily to the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

(b)    In order to facilitate the resolution of any claims made against or incurred by the Seller prior to or after the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business and to periods prior to the Closing in a manner reasonably consistent with the prior practice of Ganis and the Subsidiaries and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records, and cause those officers, employees and authorized agents, accountants, counsel and representatives of Ganis and each Subsidiary who have any knowledge relating to Ganis or any Subsidiary to cooperate with the Seller in respect of any such claims made against or incurred by the Seller.

(c)    In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, Ganis or any Subsidiary after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall (i) retain its books and records relating to the Business and to periods prior to the Closing and that shall not otherwise have been delivered to the Purchaser, Ganis or any Subsidiary and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, Ganis or any Subsidiary reasonable access (including the right to make photocopies, at the expense of the Purchaser, Ganis or such Subsidiary), during normal business hours, to such books and records and cause those officers, employees and authorized agents, accountants, counsel and representatives of the Seller who have any knowledge relating to Ganis or any Subsidiary to cooperate with the Purchaser in respect of any claims made by or against the Purchaser.

SECTION 5.03.    Confidentiality.    (a)    The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

(b)    Following the Closing, the Seller agrees to keep confidential all nonpublic information in its possession regarding the Business (including, without limitation, any information made available to the Seller pursuant to Section 5.02(b)); provided, however, that the Seller will not be required to maintain as confidential any information that (i) becomes generally available to the public other than as a result of a disclosure by the Seller or (ii) is required to be disclosed pursuant to the terms of a Governmental Order or other legal requirement; provided, further, that the Seller shall promptly notify the Purchaser in writing of such requirement so that the Purchaser may (at its own cost) seek a protective order or other appropriate remedy and/or waive compliance with the provisions hereof.

SECTION 5.04.    Regulatory and Other Authorizations; Notices and Consents.    (a)    The Seller and the Purchaser shall each use their commercially reasonable efforts to cooperate to obtain the Required Regulatory Approvals. Neither the Seller nor the Purchaser shall knowingly take any action that would have the effect of delaying, impairing or impeding the receipt of any Required Regulatory Approvals. The Purchaser agrees to make, or to cause to be made, all appropriate filings of applications, notifications and reports required to obtain the Required Regulatory Approvals as promptly as practicable but in no event later than 10 Business Days after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested by any Governmental Authority. As promptly as practicable, but in no event later than 10 Business Days after the date of the Agreement, the Purchaser will send notices to each jurisdiction in which Ganis or any Subsidiary has a license or permit, asserting federal preemption of any licensing or registration, or change-in-control notice or application requirements of each such state. In the event that any Governmental Authority in any such jurisdiction objects to the Purchaser’s assertion of federal preemption principles, the Purchaser shall promptly notify the Seller of such objection. The Purchaser shall not make, or cause to be made, such applications, notifications or reports without prior consultation with the Seller. The Purchaser shall not initiate any communications with the applicable Governmental Authorities without updating and consulting with the Seller regarding such communications. Each party hereto agrees to supply promptly any additional information and documentary material that may be requested by any Governmental Authority.

(b)    Except with respect to matters set forth on Exhibit 5.04, each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, each party to this Agreement will coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as such other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Subject to the Confidentiality Agreement, each party to this Agreement will provide the other party with copies of all correspondence, filings or communications between it or any of its representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. The preceding provisions of this Section 5.04(b) apply only through the Closing Date or termination of this Agreement.

(c)    Each party hereto agrees to cooperate and use its reasonable efforts to give such notices to third parties (excluding any Governmental Authorities) and to obtain such third party consents, approvals or waivers that may be required in connection with the Acquisition.

SECTION 5.05.    Use of Names.    The Purchaser acknowledges and agrees that, notwithstanding any other provision of this Agreement to the contrary, no interest in or right to use the names “Deutsche”, “Deutsche Financial Services”, “DB” or “DFS” or any confusingly similar derivation or modification thereof (but not “Ganis”, “Keyboard” or “Thor”) or any trademark, servicemark, trade dress, logo, domain name or URL (universal resource locator) associated therewith (collectively, the “Retained Names and Marks”) is being transferred to the Purchaser pursuant to the transactions contemplated hereby, and the use of any Retained Names and Marks in connection with the Business by the Purchaser, Ganis or the Subsidiaries shall cease as of the Closing Date. The Purchaser further agrees that it shall, as promptly as reasonably practicable following the Closing, change the corporate names of the Subsidiaries so as to remove any Retained Names and Marks from such corporate names. Promptly after the Closing Date, the Purchaser shall, and shall cause Ganis and the Subsidiaries to, cease the use of any Retained Names and Marks in connection with the Business; provided, however, that the Purchaser may, for a period of six months immediately following the Closing Date, use or disseminate any equipment, software, invoices, purchaser orders, sales orders, labels, letterhead, envelopes, signage, business cards, displays, product packaging, websites, email addresses, promotional material, shipping documents or other documentation used in the Business existing on the Closing Date (the “Existing Stock”) that bear any Retained Names and Marks where the removal, erasure, deletion or obliteration of Retained Names and Marks on such Existing Stock would be impractical. The Purchaser shall in no case be entitled to use any of the Seller’s trademarks, servicemarks, trade dress or logos together with any of the Purchaser’s or any third parties’ trademarks, servicemarks, trade dress or logos on any stationery or advertising or in any other form or documentation. For the purposes of this Section 5.05 only, the term “Subsidiaries” shall exclude DRAFCO in the event of the dividend or other transfer of the common stock of DRAFCO to G Finance Holding Corp. pursuant to Section 5.13 hereof, but will include DRAFCO if and from the time the common stock of DRAFCO is subsequently transferred to the Purchaser following the Closing pursuant to Section 2.07 hereof.

SECTION 5.06.    Separation of the Business.    (a)    At or prior to the Closing, the Seller shall use its commercially reasonable efforts to cause to be terminated all discount, pricing and rebate programs to customers of the Business for generating business in the other businesses operated directly or indirectly by DFS. At or prior to the Closing, the Seller shall use commercially reasonable efforts to cause DFS to be replaced by Ganis as the servicer on any loan servicing agreement of the Business for which DFS is currently named as the servicer.

(b)    At or prior to the Closing, the Seller shall use its commercially reasonable efforts to cause DFS to removed as a party, on a going forward basis, from any flow based whole loan sales agreements of the Business and on a going forward basis, from the Boat Mortgage Trust Agreement.

(c)    At or prior to the Closing, the Seller shall use its commercially reasonable efforts to cause any and all contracts or agreements entered into primarily or solely in connection with the operation of the Business and contracted for in the name of the Seller or DFS to be assigned to Ganis or any Subsidiary.

SECTION 5.07.    Third Party Obligations of Seller and Its Affiliates.    (a)    On or prior to the Closing, the Purchaser shall use its commercially reasonable efforts to replace each letter of credit of the Seller or an Affiliate of the Seller relating primarily to the Business set forth in Exhibit 5.07(a) with a substantially comparable letter of credit reasonably satisfactory to the beneficiary thereof, and shall use its commercially reasonable efforts to obtain an unconditional release of the Seller and its Affiliates, reasonably satisfactory to the Seller, with respect to the obligations thereof.

(b)    In the event that, after using its commercially reasonable efforts, the Purchaser is not able to replace any letter of credit referred to in clause (a) above on or prior to the Closing, then on the Closing Date the Purchaser shall provide to the Seller an unconditional back-to-back guarantee of payment of each such letter of credit.

SECTION 5.08.    Intercompany Obligations; DRAFCO Liabilities.    (a)    At or prior to the Closing, the Seller shall, and shall cause each of its Affiliates to, take whatever steps may be necessary to terminate each intercompany agreement set forth on Exhibit 5.08, and to release and discharge all intercompany obligations owed by Ganis or any Subsidiary relating primarily to the Business (other than the Intercompany Debt, which shall be terminated pursuant to subsection 2.02(c) above). All such releases and discharges shall be accurately reflected on the Closing Balance Sheet.

(b)    If the Rating Agency Approval is not obtained prior to the Closing, immediately prior to the DRAFCO Transfer, the Seller shall contribute equity to DRAFCO in an amount sufficient to repay all liabilities of DRAFCO that would be reflected on the Closing Balance Sheet. The Seller shall cause DRAFCO to apply such equity contribution to repay all such liabilities, it being the intent of the parties that as of the Closing Date, DRAFCO shall have no liabilities reflected on its balance sheet and that the Closing Balance Sheet shall reflect that DRAFCO has stockholders equity equal to its assets.

(c)    In the event that the equity contribution referred to in Section 5.08(b) is insufficient to repay all DRAFCO liabilities reflected on the Closing Balance Sheet, then after the Closing and prior to the transfer of the common stock of DRAFCO to Ganis pursuant to Section 2.07, the Seller shall make an additional equity contribution to DRAFCO (the “DRAFCO Post-Closing Equity Contribution”) and DRAFCO shall apply such contribution to repay all of its remaining liabilities that would be reflected on its balance sheet. Attached at Section 5.08(c) of the Disclosure Schedule is the pro forma balance sheet of Ganis and its Subsidiaries illustrating the effects of the equity contributions described in this Section 5.08 upon the balance sheet of DRAFCO.

SECTION 5.09.    Ancillary Agreements.    At the Closing, the Seller and the Purchaser shall enter into the Ancillary Agreements.

SECTION 5.10.    Investigation.    In connection with the Purchaser’s investigation of the Business, the Purchaser has received from the Seller certain estimates, projections and other forecasts for the Business, and certain plan and budget information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser will not assert any claim against the Seller, DFS, Ganis or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold the Seller, DFS or Ganis or any such persons liable with respect thereto. Accordingly, the Seller makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.10.

SECTION 5.11.    Non-Competition; Non-Solicitation.    (a)    For a period of three years after the Closing Date, the Seller shall not, and none of the Seller’s Affiliates shall,

anywhere in the continental United States, directly or indirectly invest in, own, manage, operate or control any Person engaged in or planning to become engaged in a business competitive with the Business; provided, however, that the Seller and its Affiliates may (i) acquire or invest in any entity, entities or assets which compete with the Business, other than businesses, the primary activity of which is the origination or servicing of loans secured by recreational vehicles, motorcycles, musical instruments, personal watercraft, boats, trailers and aircraft; (ii) acquire securities of any entity or entities which compete with the Business in the ordinary course of trading or pursuant to an underwriting or in the ordinary course of the private equity business of the Seller or any of its Affiliates and (iii) own the common stock of DRAFCO.

(b)    For a period of three years after the Closing Date, the Seller shall not, directly or indirectly, through any Affiliate or otherwise: (i) knowingly solicit any Person who is a customer of the Business to sell to such Person a loan secured by recreational vehicles, motorcycles, musical instruments, personal watercraft, boats, trailers and aircraft; (ii) cause, induce or attempt to cause or induce any customer, supplier, dealer, licensee, licensor, employee, consultant or other business relation of the Purchaser to cease doing business with the Purchaser, to deal with any competitor of the Purchaser or in any way interfere with its relationship with the Purchaser; or (iii) hire, retain or attempt to hire or retain any employee or independent contractor of the Purchaser or in any way interfere with the relationship between the Purchaser and any of its employees or independent contractors; provided that nothing shall prohibit the Seller or any of its Affiliates from hiring any employee of the Purchaser (a) pursuant to any non-targeted general solicitations or advertisements, provided that such solicitations or advertisements are not contained in publications or other media specifically related to the consumer finance industry, or (b) who has previously been terminated by the Purchaser (provided that nothing herein shall be deemed to be a waiver of any applicable non-competition agreement with respect to any such employee).

(c)    Neither party will disparage the Business or the other party’s subsidiaries, shareholders, directors, officers, employees or agents with respect to their conduct of or relationship with the Business or the transactions contemplated by the Agreement.

(d)    If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.11(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.11 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.11 is reasonable and necessary to protect and preserve the Purchaser’s legitimate business interests and the value of the Business and to prevent any unfair advantage conferred on the Seller.

SECTION 5.12.    Employment Agreement with Edward Arienti.    At or prior to the Closing, the Purchaser shall enter into an employment agreement with Edward Arienti which will supersede the Edward Arienti Agreement and pursuant to which Edward Arienti will waive any rights or interests to receive any payment or benefit under the Edward Arienti Agreement. In consideration of the foregoing, the Purchaser shall pay to Edward Arienti at the Closing an amount equal to $600,000.

SECTION 5.13.    Transfer of Common Stock of DRAFCO.    In the event that the Rating Agency Approval is not obtained prior to the Closing, the Seller shall cause Ganis to dividend or otherwise transfer all of the common stock of DRAFCO to G Finance Holding Corp. prior to the Closing (the “DRAFCO Transfer”).

SECTION 5.14.    Rating Agency Approval.    (a)    Both parties hereto shall use their reasonable best efforts to take all actions necessary to obtain the Rating Agency Approval prior to the Closing, and in the event the Rating Agency Approval is not obtained prior to the Closing, within twelve months following the Closing; provided, however, that for the purposes of this Section 5.14(a), “reasonable best efforts” shall not require the Purchaser to agree to (i) any restrictions on the operations of the Business, the Purchaser or any of its Affiliates, Ganis or any Subsidiary; (ii) bear the costs of any credit or other enhancements or provide indemnities that may be required by the Rating Agencies in connection with the Rating Agency Approval or any fees and other out-of-pocket expenses of retaining a “cold,” “warm” or “hot” back-up servicer, or any fees or expenses of such back-up servicer; (iii) any reduction in the servicing fee to be paid to Ganis; (iv) any amendment to the Consumer Receivables Securitization Documents or any other agreement that would adversely affect the value of the Residual Interest; and (v) instigate or participate in any litigation or arbitration against the Rating Agencies ((i), (ii), (iii), (iv) and (v) together, the “Unauthorized Terms”).

(b)    In addition to the requirements of paragraph (a), both parties agree to take the following actions in furtherance of their efforts to obtain the Rating Agency Approval: (i) attend meetings or participate in discussions with the Rating Agencies as reasonably requested by any Rating Agency or the other party and give the other party the opportunity to attend and participate thereat if reasonably practicable; (ii) provide information (both written and oral) to the Rating Agencies, including, without limitation, business plans relating to the operation of Ganis and/or the Purchaser or its Affiliates after the Closing; (iii) notify promptly the other party of communications either receives from the Rating Agencies and permit the other party to review in advance any proposed communications to the Rating Agencies; and (iv) furnish each other with copies of all correspondence and communications between them and the Rating Agencies and with necessary information and reasonable assistance as reasonably requested in connection with obtaining the Rating Agency Approval.

(c)    In addition, the Purchaser agrees to enter into, and to cause Ganis to enter into, at the request of the Seller, such contractual arrangements with the Seller or a third party selected by the Seller including, without limitation, stand-by servicing arrangements as are necessary to cause the Rating Agencies to provide the Rating Agency Approval; provided, that such arrangements are not Unauthorized Terms.

SECTION 5.15.    Performance Levels.    The Purchaser agrees that in the event that the Rating Agency Approval is not obtained prior to the Closing, following the Closing, the Purchaser shall: (i) cause Ganis to perform its duties under the Transfer and Servicing Agreements to service the Securitized Receivables on the same basis and at the same level of quality as generally provided in servicing Receivables for their own account; (ii) at any time and from time to time upon not less than ten (10) Business Days’ notice during regular business hours in a manner that does not unreasonably disrupt the conduct of Ganis’s business and not more frequently than quarterly in any calendar year, permit the Seller or any of its agents or representatives, (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Ganis relating to Securitized Receivables, including, without limitation, the related Receivables Files, Contracts (as such terms are defined in the Transfer and Servicing Agreements) and other agreements, and (B) to visit the offices and properties of Ganis for the purpose of examining such materials, and to discuss matters relating to Securitized Receivables, Receivables Files or Ganis’s performance as servicer with any of the officers or employees of Ganis having knowledge of such matters; (iii) permit the Seller or any of its agents or representatives, upon not less than ten (10) Business Days’ notice, to meet with the independent auditors of Ganis, to review such auditors’ work papers and otherwise to review with such auditors the books and records of Ganis with respect to the Securitized Receivables and Receivables Files, provided that Ganis’s designated officers shall be provided with the same prior notice of such meetings and shall be entitled to be present at such meetings; and (iv) without limiting the provisions of subsection (ii) above, from time to time, at the expense of the Seller, permit certified public accountants or other auditors acceptable to the Seller to conduct a review of Ganis’s books and records with respect to the Securitized Receivables and Receivables Files.

SECTION 5.16.    Assumption of DRAFCO Obligations; Repurchase Obligation.    (a)    Both parties agree that, effective as of the Closing, in the event that the Rating Agency Approval is not obtained prior to the Closing, the Purchaser and the Seller agree that Ganis shall assume the following obligations of DRAFCO: (a) preparing and delivering to or on behalf of DRAFCO the monthly distribution date statement; (b) preparing and delivering to or on behalf of DRAFCO SEC filings and any other filings required to be prepared by DRAFCO; provided, however, that the Seller shall have the right to review and suggest any changes to such filings; (c) performing the accounting for each Trust (as such term is defined in the applicable Transfer and Servicing Agreement); and (d) performing all other duties of DRAFCO under the Consumer Receivables Securitization Documents. To the extent that DRAFCO needs information possessed by Ganis in order to maintain any license, Ganis will provide such information to DRAFCO upon the reasonable request of DRAFCO. The Seller agrees that it shall cause DRAFCO to cooperate with Ganis in performing the obligations set forth in this Section 5.16.

(b)    From and after the Closing, to the extent that Ganis, a Subsidiary or any other Affiliate of the Purchaser is required to purchase any of the Receivables (as defined in the Transfer Agreements) pursuant to any of the Transfer Agreements, the Purchaser shall not, nor shall it permit Ganis, a Subsidiary or any other Affiliate of the Purchaser to require DFS or the Seller or any Affiliate of the Seller to purchase such Receivable pursuant to any of the Transfer Agreements. To the extent that DFS or the Seller or any Affiliate of the Seller is required by any other Person to purchase any Receivable pursuant to any of the Transfer Agreements, the Seller shall purchase such Receivable, and the Purchaser shall cause Ganis to repurchase promptly such Receivable from DFS, the Seller or such Affiliate of the Seller, as the case may be, at the same purchase price that was paid by DFS, the Seller or such Affiliate of the Seller for such Receivable.

SECTION 5.17.    Further Action.    Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all reasonable and appropriate action, do or cause to be done all things reasonable and necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers as may be reasonably required to carry out the provisions of this Agreement, to satisfy the conditions to the Closing and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VI
EMPLOYEE MATTERS

SECTION 6.01.    General.    The Purchaser hereby agrees that, for a period of one year immediately following the Closing Date, it shall, or shall cause, Ganis and the Subsidiaries to provide Ganis Employees with the same level of base salary as in effect on the Closing Date. The Purchaser further agrees that it shall, or shall cause, Ganis and the Subsidiaries to provide Ganis Employees with employee benefit plans, programs, contracts and arrangements that are substantially identical to those provided to similarly situated employees of the Purchaser. Following the Closing Date, the Purchaser shall honor, and shall cause Ganis and the Subsidiaries to honor, in accordance with their terms, and shall or shall cause Ganis and the Subsidiaries to, make required payments when due under all retention and severance plans and agreements as in effect on the Closing Date that are applicable to any current or former employees or directors of Ganis and the Subsidiaries; provided, however, that the foregoing shall not preclude the Purchaser or any of its subsidiaries from amending or terminating such plans, programs, agreements or arrangements in accordance with their respective terms on or after the six month anniversary of the Closing.

SECTION 6.02.    Service Recognition.    Ganis Employees shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by the Purchaser, Ganis or the Subsidiaries for service accrued or deemed accrued prior to the Closing Date with Ganis, the Subsidiaries or their Affiliates; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

SECTION 6.03.    Welfare Benefit Plans.    With respect to the employee benefit plans, programs and arrangements maintained, sponsored or contributed to by the Purchaser (the “Purchaser Welfare Benefit Plans”), the Purchaser shall (A) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Ganis Employees under any Purchaser Welfare Benefit Plan, except short-term and long-term disability, and (B) provide credit to Ganis Employees for any co-payments, deductibles and out-of-pocket expenses paid by such Ganis Employees under the employee benefit plans, programs and arrangements of Ganis and the Subsidiaries during the portion of the relevant plan year preceding the Closing Date.

SECTION 6.04.    Retirement Plans.    (a)    Effective as of the Closing Date, except as required by Law, each Ganis Employee shall cease to accrue benefits, if any, under the Deutsche Bank Americas Holding Corp. Cash Account Plan (the “CAP”) and the Deutsche Bank Americas Holding Corp. Matched Savings Plan (the “MS Plan”) and Ganis and its participating Subsidiaries shall cease to be participating employers in such plans. The Seller shall at all times maintain administration responsibilities and shall be responsible for the payment of benefits to current or former Ganis Employees with respect to their vested interests in the CAP and MS Plan.

(b)    Effective as of the Closing Date, Seller shall cause the Ganis Employees’ accrued benefits, if any, under the CAP and their account balances, if any, under the MS Plan, to become fully vested (to the extent not already vested).

SECTION 6.05.    Deferred Compensation.    Effective as of the Closing Date, the Purchaser shall assume the Ganis Credit Corp. Deferred Compensation Plan (the “Deferred Compensation Plan”) and be solely responsible for all obligations, costs, actions, claims and liabilities with respect to the Deferred Compensation Plan and shall indemnify and hold harmless the Seller and its Affiliates from all Losses incurred with respect to such obligations.

SECTION 6.06.    SERP.    Effective as of the Closing Date, no Ganis Employee shall accrue any future benefits under the DFS Supplemental Executive Retirement Plan (the “SERP”) and Ganis and its participating Subsidiaries shall cease to be participating employees in such plans.

SECTION 6.07.    Purchaser Savings Plan.    The Purchaser shall permit the plan(s) maintained by the Purchaser that is an eligible retirement plan, pursuant to Section 401(a)(31)(D) of the Code (the “Purchaser’s Savings Plan”) to accept an “eligible rollover contribution” (within the meaning of Section 401(a)(31) of the Code) in cash of all or a portion of the account balance distributed to a Ganis Employee under any Retained Benefit Plan that is qualified under Section 401(a) of the Code, subject to Seller’s provision of evidence reasonably satisfactory to Purchaser’s Savings Plan that the Retained Benefit Plan which the eligible rollover contribution was transferred is qualified under Section 401(a) of the Code. For purposes of this Section 6.07, “eligible rollover contribution” shall include the amount of any unpaid balance of any loan of a Ganis Employee under any Retained Benefit Plan that permits participant loans in accordance with (i) Section 408 of ERISA and (ii) the promissory note executed by such Retained Benefit Plan evidencing such loan.

SECTION 6.08.    WARN.    The Purchaser shall be responsible for any obligation with respect to Ganis Employees under the Workers Adjustment and Retraining Notification Act (“WARN”) arising or accruing on or after the Closing Date.

SECTION 6.09.    Payroll Taxes and Documentation.    The employees’ tax records and documentation for all payroll practices at and prior to the Closing as required by federal and state laws shall be maintained by the Seller for all periods prior to the Closing and for all periods following the Closing until the date upon which the payroll services are terminated pursuant to the Transition Services Agreement.

ARTICLE VII
TAX MATTERS

SECTION 7.01.    Tax Indemnities.    (a)    (i)    Subject to Section 7.01(a)(ii), the Seller shall indemnify and hold the Purchaser harmless against (except to the extent that such Taxes are reflected on the Closing Balance Sheet) the following Taxes: (A) Taxes imposed on or payable by Ganis or the Subsidiaries for any taxable period that ends on or before the Closing Date; (B) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on Ganis or the Subsidiaries which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the Closing Date; and (C) Taxes attributable to a taxable period ending on or before the Closing Date for which Ganis or the Subsidiaries are held liable under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of Ganis or the Subsidiaries being included in any consolidated, affiliated, combined or unitary group with Seller (or any Affiliates of Seller) at any time before the Closing Date. No indemnity shall be provided by the Seller under this Agreement for any Taxes (X) resulting from any acts, transaction or omission of Ganis or the Subsidiaries occurring after the Closing that is not in the ordinary course of business; (Y) attributable to Purchaser’s failure to satisfy any of its obligations pursuant to this Agreement; and (Z) resulting from an actual or deemed election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

(ii)    The Purchaser shall be responsible for and shall indemnify and hold the Seller and its Affiliates harmless against the following Taxes and associated expenses: (A) Taxes imposed on or payable by Ganis or the Subsidiaries or the Purchaser and its Affiliates for any taxable period beginning after the Closing Date; (B) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on Ganis or the Subsidiaries which are allocable, pursuant to Section 7.01(b), to the portion of such period ending after the Closing Date; (C) Taxes relating to acts, transactions or omissions occurring outside the ordinary course of business after Closing; (D) Taxes resulting from an actual or deemed election under Section 338 of the Code with respect to the transactions contemplated by this Agreement (but with respect to a Section 338(h)(10) election, or any similar elections for state Tax purposes, made pursuant to Section 7.09 hereof, only to the extent of $250,000 and only to the extent not paid pursuant to Section 2.02(a)(iv)); and (E) Taxes attributable to any failure by the Purchaser to timely pay any and all Taxes required to be borne by the Purchaser pursuant to Section 7.06 hereof.

(b)    In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be:

(i)    in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.06), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the Closing Date; and

(ii)    in the case of Taxes imposed on a periodic basis with respect to the assets of Ganis or the Subsidiaries, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. Any credit or refund resulting from an overpayment of Taxes for a period that begins before and ends after the Closing Date shall be prorated based upon the method employed in this paragraph (b) taking into account the notice of the Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(b) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of Ganis and the Subsidiaries.

(c)    Payment by the indemnifying party of any amount due under this Section 7.01 shall be made within ten days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority is due, provided that in case of payments owing to the Purchaser, the Purchaser, Ganis or the Subsidiaries comply with the obligations to promptly notify the Seller under Section 7.03(a) and provided further that the indemnifying party shall not be required to make any payment earlier than two days before it is due to the appropriate taxing authority. Notwithstanding anything to the contrary herein, if the Seller receives an assessment or other notice of Taxes due with respect to any Subsidiary for any taxable period ending on or before the Closing Date (other than Taxes of any affiliated, combined, consolidated or unitary group which included any Subsidiary) for which the Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01, then the Seller shall notify the Purchaser and the Purchaser shall pay such Taxes, or if the Seller pays such Taxes, then the Purchaser, Ganis or the Subsidiaries shall pay to the Seller the amount of such Taxes for which the Seller is not responsible within five days following such payment. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.

SECTION 7.02.    Tax Refunds and Tax Benefits.    (a)    Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to taxable periods or portions thereof ending on or before the Closing Date shall be the property of the Seller, and if received by the Purchaser, Ganis or the Subsidiaries shall be paid over promptly to the Seller. The Purchaser shall, if the Seller so requests and at the Seller’s expense, cause the relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Seller is entitled under this Section 7.02. The Purchaser shall permit the Seller to participate in (at the Seller’s expense) the prosecution of any such refund claim.

(b)    Any amount otherwise payable by the Seller under Section 7.01 shall be reduced by any Tax benefit to the Purchaser, its Affiliates, Ganis or the Subsidiaries (a “Post Closing Date Tax Benefit”) that arose in connection with any underlying adjustment resulting in the obligation of the Purchaser, Ganis or the Subsidiaries to pay Taxes or other amounts for which the Seller is responsible under Section 7.01 or the payment of such Taxes (such as a timing adjustment resulting in a Tax deduction for a Subsidiary for a period after the Closing Date). If a Post-Closing Date Tax Benefit is realized in a year subsequent to a year in which payment pursuant to Section 7.01 is made by the Seller, then the Purchaser or Ganis shall promptly pay over the amount of such benefit to the Seller when it is actually realized.

SECTION 7.03.    Contests.    (a)    After the Closing, the Purchaser shall promptly notify the Seller in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser, Ganis or the Subsidiaries which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Seller under Section 7.01. Such notice shall contain factual information (to the extent known to the Purchaser, Ganis or the Subsidiaries) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Purchaser fails to give the Seller prompt notice of an asserted Tax liability as required by this Section 7.03, then the Seller shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that failure to give such notice results in a detriment to the Seller.

(b)    In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to periods ending on or before the Closing Date, the Seller shall have the sole right, subject to Section 7.03(e), at its expense, to control the conduct of such Contest.

(c)    With respect to periods beginning before the Closing Date and ending after the Closing Date, the Seller may elect to direct and control, through counsel of its own choosing, any Contest involving any asserted Tax liability with respect to which indemnity may be sought from the Seller pursuant to Section 7.01. If the Seller elects to direct a Contest, the Seller shall within 90 calendar days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause Ganis and the Subsidiaries to fully cooperate, at the Seller’s expense, in each phase of such Contest. If the Seller elects not to direct the Contest, the Purchaser, Ganis or the Subsidiaries may assume control of such Contest (at Purchaser’s own expense). However, in such case, none of the Purchaser, Ganis or the Subsidiaries may settle or compromise any asserted liability without prior written consent of the Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Seller may participate, at its own expense, in the Contest.

(d)    The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause Ganis and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any Contest.

(e)    Notwithstanding subsections (b) and (c) of Section 7.01, the Purchaser shall have the right to participate in any Contest that relates to periods beginning before the Closing Date that may have the effect of increasing the Purchaser’s or Ganis’s Tax liability for any Tax period ending after the Closing, and the Seller shall not settle or compromise any such proceeding without the Purchaser’s prior written consent, which consent shall not be unreasonable withheld or delayed.

SECTION 7.04.    Preparation of Tax Returns.    (a)    The Seller shall cause Ganis to prepare and file all Tax Returns relating to Ganis and each Subsidiary for taxable periods ending on or before the Closing Date.

(b)    The Purchaser shall prepare or cause Ganis and the Subsidiaries to prepare any Tax Returns that relate to Ganis or any Subsidiary for taxable periods ending after the Closing Date, it being understood that all Taxes indicated as due and payable on such Tax Returns shall be the responsibility of the Purchaser (including any Taxes reserved for on the Closing Balance Sheet), except for such Taxes which are the responsibility of the Seller pursuant to Section 7.01 which the Seller shall pay in accordance with Article VII. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law. With respect to any Tax Return required to be filed with respect to Ganis or the Subsidiaries after the Closing Date and as to which Taxes are allocable to the Seller under Section 7.01 hereof, the Purchaser shall provide the Seller and its authorized representative with a copy of such completed Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Article VII hereof at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Seller and its authorized representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The Seller and the Purchaser agree to consult with each other and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Seller or its authorized representative.

SECTION 7.05.    Cooperation and Exchange of Information.    The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Notwithstanding anything to the contrary in Section 5.02 hereto, each party shall retain all Tax Returns, work papers and all material records or other documents relating to Tax matters of Ganis or the Subsidiaries for the taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods or (ii) eight years following the date (without extension) for such Tax Returns; provided, however, that a party shall not dispose of any such materials if at least 90 days before the later of the end of either of the periods described in clause (i) or (ii) the other party has notified the disposing party of its desire to review such material, in which case such other party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such materials. Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.06.    Conveyance Taxes.    The Purchaser shall be liable for, shall hold the Seller, Ganis, the Subsidiaries and their Affiliates harmless against, and agrees to pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and similar Taxes as well as any transfer, recording, registration and other fees that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Seller and/or the Purchaser to comply with any pre-Closing filing requirements.

SECTION 7.07.    Tax Covenants.    (a)    Neither the Purchaser nor any Affiliate of the Purchaser shall take, or cause or permit any Subsidiary to take, any action or omit to take any action which could increase the Seller’s or any of its Affiliates’ liability for Taxes.

(b)    Neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit Ganis or any Subsidiary to amend, refile or otherwise modify, any Tax election or Tax Return relating in whole or in part to DFS or any Subsidiary with respect to any taxable year or period, or portion thereof, ending on or before the Closing Date without the prior written consent of the Seller.

SECTION 7.08.    Miscellaneous.    (a)    For Tax purposes, the parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, and for any misrepresentations or breaches of warranties or covenants, as adjustments to the Purchase Price or as capital contributions.

(b)    This Article VII shall be the sole provision governing indemnities for Taxes under this Agreement.

(c)    For purposes of this Article VII, all references to the Purchaser, the Seller, Ganis and any Subsidiary include successors.

(d)    Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in Section 3.14 and this Article VII shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

(e)    Any Tax sharing agreement or arrangement between the Seller or any of its Affiliates (other than Ganis and the Subsidiaries), on the one hand, and any of Ganis and the Subsidiaries, on the other hand, shall have been terminated, and all payments thereunder settled, immediately prior to the Closing with no payments permitted to be made thereunder on and after the Closing Date.

(f)    Payments by the Seller under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recoverable by the Purchaser, Ganis or any of the Subsidiaries or any Affiliates of Purchaser from any third party with respect thereto.

(g)    The Seller shall cause any Tax-sharing agreements or arrangements with Ganis and the Subsidiaries to be terminated as of the Closing Date.

SECTION 7.09.    Section 338(h)(10) Election.    At the Purchaser’s election (which shall be made no later than ten Business Days prior to the Closing Date) and in connection with the sale contemplated hereby, the parties shall cause an express election pursuant to Section 338(h)(10) of the Code to be made for Ganis for U.S. federal income Tax purposes and shall cause similar elections to be made where appropriate for state Tax purposes, and shall comply with the rules and regulations applicable to such election. For purposes of making such election, the Seller shall determine the value of the tangible and intangible assets of Ganis and shall timely provide the Purchaser with an allocation of the Purchaser’s “adjusted grossed-up basis” in the Shares (within the meaning of the Treasury Regulations under Section 338 of the Code) to such assets (the “Allocation”) and the Purchaser shall have the right to timely review and consent to such Allocation, which consent shall not be unreasonably withheld. The Allocation shall be binding upon the Purchaser and the Seller for purposes of allocating the “aggregate deemed selling price” (within the meaning of the Treasury Regulations) among the assets of Ganis, and neither party shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with the Allocation. Each party agrees to cooperate with the other in the preparation of IRS Form 8594 and to furnish the other party with a copy of such form prepared in draft form within a reasonable period before its filing due date.

ARTICLE VIII
CONDITIONS TO CLOSING

SECTION 8.01.    Conditions to Obligations of the Seller.    The obligations of the Seller to consummate the Acquisition shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    Representations, Warranties and Covenants.    (i) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and (iii) the Seller shall have received a certificate from the Purchaser certifying the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer thereof;

(b)    Required Regulatory Approvals.    The Required Regulatory Approvals shall have been obtained;

(c)    Ancillary Agreements.    The Purchaser shall have executed and delivered to the Seller the Ancillary Agreements;

(d)    No Governmental Order.    No court of competent jurisdiction shall have issued or entered any Governmental Order that is then in effect and that has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation; and

(e)    Removal or Replacement of DFS from Certain Agreements.    The Seller shall have caused DFS to be removed as a party, on a going forward basis, from any flow based whole loan sales agreements of the Business and, on a going forward basis, from the Boat Mortgage Trust Agreement.

SECTION 8.02.    Conditions to Obligations of the Purchaser.    The obligations of the Purchaser to consummate the Acquisition shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    Representations, Warranties and Covenants.    (i) The representations and warranties of the Seller contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects, and (iii) the Purchaser shall have received a certificate from the Seller certifying the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer thereof;

(b)    Required Regulatory Approvals.    The Required Regulatory Approvals shall have been obtained;

(c)    Ancillary Agreements, Infolease Agreement and Amendment to GECC Transition Services Agreement.    (i)    The Seller shall have executed and delivered to the Purchaser the Ancillary Agreements;

(ii)    The Seller shall have caused Ganis to enter into an agreement with Infolease relating to the provision of information technology services for the servicing of Keyboard leases on terms reasonably acceptable to the Purchaser; and

(iii)    The Transition Services Agreement dated October 31, 2002 between the Seller and General Electric Capital Corporation shall have been amended by the parties thereto substantially in the form of Exhibit 8.02(c)(iii).

(d)    No Governmental Order.    No court of competent jurisdiction shall have issued or entered any Governmental Order that is then in effect and that has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation, provided that the provisions of this Section 8.02(d) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such action;

(e)    Removal or Replacement of DFS from Certain Agreements.    The Seller shall have (i) caused DFS to be removed as a party, on a going forward basis, from any flow based whole loan sales agreements of the Business and, on a going forward basis, from the Boat Mortgage Trust Agreement and (ii) obtained the third party consents required and caused DFS to be replaced by Ganis, by assignment or otherwise, as party to the contracts set forth on Exhibit 8.02(e);

(f)    No Material Adverse Effect.    There shall be no Material Adverse Effect with respect to the Business that is continuing;

(g)    Reference Balance Sheet.    The Seller shall have delivered the Reference Balance Sheet to the Purchaser at least five Business Days prior to the Closing Date.

ARTICLE IX
INDEMNIFICATION

SECTION 9.01.    Survival of Representations and Warranties.    The representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto shall survive for a period of 18 months following the Closing Date. Notwithstanding anything herein to the contrary, the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.21, 4.01, 4.02 and 4.03 shall survive until the expiration of the applicable statute of limitations governing such claims (giving effect to any waiver or extension thereof). The sole and exclusive remedy for any breach of any representation, warranty, covenant or agreement shall be pursuant to Section 9.02, other than for claims relating to fraud by the Seller against the Purchaser or by the Purchaser against the Seller, in either case, relating to this Agreement. Under no circumstances shall any party be liable to the other parties for consequential, incidental or punitive damages.

SECTION 9.02.    Indemnification.    (a)    From and after the Closing, the Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnitee”) shall be indemnified and held harmless by the Seller from and against all liabilities, costs or expenses (including, without limitation, reasonable attorneys’ fees), judgments, fines, losses, claims, damages and amounts paid in settlement actually suffered or incurred by them (collectively, “Losses”) arising from or in connection with (i) the breach of any representation or warranty made by the Seller contained in this Agreement, (ii) the breach of any covenant or agreement by the Seller contained in this Agreement or (iii) any and all Excluded

Assets or Excluded Liabilities. No claims by a Purchaser Indemnitee shall be asserted, and the Seller shall not be liable for any claim for indemnification, pursuant to Section 9.02(a)(i) or Section 9.03(d) unless and until the aggregate amount of Losses that would otherwise be payable pursuant to Section 9.02(a)(i) and Section 9.03(d) exceeds $3.75 million (the “Threshold Amount”), in which case the Seller shall be liable for the full amount of such Losses. In calculating the Threshold Amount or Losses hereunder, all Losses which individually total less than $5,000 shall be excluded in their entirety, and a Purchaser Indemnitee shall have no recourse for such Losses; provided, however, that in the event any such claims result from, arise out of, are based on or are connected with the same or substantially similar facts, events or circumstances or a series or pattern of facts, events or circumstances, then the Losses attributable to such claims shall be aggregated and included for purposes of indemnification under Section 9.02(a)(i) and 9.03(d). The maximum aggregate liability under Section 9.02(a)(i) (excluding any liability relating to the representations and warranties contained in Section 3.07) and Section 9.03(d) shall not exceed $57.5 million. Notwithstanding anything herein to the contrary, a Purchaser Indemnitee shall be entitled to indemnification without regard to the previously described time limits, indemnification cap or Threshold Amount for all Losses relating to (x) Sections 3.01, 3.02, 3.03 or 3.21, (y) Excluded Assets or Excluded Liabilities, or (z) any breach by the Seller of any covenant or agreement set forth in this Agreement. The Seller hereby irrevocably waives any and all right to recourse against Ganis, the Subsidiaries and each of their directors, officers and representatives with respect to any representation, warranty, indemnity or other agreement or action made or taken by or pursuant to this Agreement. The Seller shall not be entitled to contribution from, subrogation to or recovery against Ganis, the Subsidiaries or any of their directors, officers or representatives with respect to any liability of the Seller that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

(b)    From and after the Closing, the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnitee”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses arising from or in connection with (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement or (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement. No claims by a Seller Indemnitee shall be asserted, and the Purchaser shall not be liable for any claim for indemnification, pursuant to Section 9.02(b)(i) unless and until the aggregate amount of Losses that would otherwise be payable pursuant to Section 9.02(b)(i) exceeds the Threshold Amount (as set forth in Section 9.02(a)), in which case the Purchaser shall be liable for the full amount of such Losses. In calculating the Threshold Amount or Losses hereunder, all Losses which individually total less than $5,000 shall be excluded in their entirety, and a Seller Indemnitee shall have no recourse for such Losses, provided, however, that in the event any such claims result from, arise out of, are based on or are connected with the same or substantially similar facts, events or circumstances or a series or pattern of facts, events or circumstances, then the Losses attributable to such claims shall be aggregated and included for purposes of indemnification under Section 9.02(b)(i). The maximum aggregate liability under Section 9.02(b)(i) shall not exceed $57.5 million. Notwithstanding anything herein to the contrary, a Seller Indemnitee shall be entitled to indemnification without regard to the previously described time limits, indemnification cap or Threshold Amount for all Losses relating to (i) Sections 4.01, 4.02 or 4.03 or (ii) any breach by the Purchaser of any covenant or agreement set forth in this Agreement.

(c)    Notwithstanding anything herein to the contrary, “Losses” shall be net of (i) any insurance or other recoveries actually received by the Indemnitee or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Post Closing Date Tax Benefit arising from the incurrence or payment of any such Losses. If a Post Closing Date Tax Benefit is realized in a subsequent year in which payment pursuant to Article IX is made, the Indemnitee shall promptly pay over the amount of such benefit to the Seller when it is actually realized.

SECTION 9.03.    Additional Indemnification by the Seller.    (a)    The Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any and all Keyboard Credit Losses in excess of 5% (the “Minimum Percentage”) of the average Keyboard Receivables during the immediately preceding calendar year, or to the extent that the period from the Closing to the end of the calendar year in which the Closing occurs or the period from the beginning of the calendar year in which the last Keyboard Receivable is no longer outstanding on the books and records of Ganis or the Subsidiaries is not a full calendar year, during such immediately preceding period. To the extent that (i) the period from the Closing to the end of the calendar year in which the Closing occurs is not a full calendar year or (ii) the period from the beginning of the calendar year in which the last Keyboard Receivable is no longer outstanding on the books and records of Ganis or the Subsidiaries is not a full calendar year, then the Minimum Percentage shall equal the quotient of (A) 5% and (B) a fraction the numerator of which is the actual number of days in such period and the denominator of which is the actual number of days in such calendar year (365 or 366 days, as the case may be). For purposes of determining the payments to be made pursuant to this Section 9.03(a), within 30 days following the end of each calendar year, the Purchaser shall cause to be delivered to the Seller a document (each, a “Yearly Loss Summary”) that calculates in reasonable detail the aggregate Keyboard Credit Losses and the average Keyboard Receivables during the immediately preceding calendar year in accordance with the terms hereof. For informational purposes only, a sample Yearly Loss Summary is attached as Exhibit 9.03(a)(ii) hereto. During the 90-day period following the receipt of a Yearly Loss Summary, the Seller shall have the right to cause the Seller’s Accountants to audit the books and records of Ganis and the Subsidiaries relating to the Yearly Loss Summary solely for the purposes of analyzing and verifying the accuracy of the information set forth in such Yearly Loss Summary. During such period, the Purchaser shall provide the Seller and the Seller’s Accountants access (during normal business hours and in such a manner so as not to interfere unreasonably with Ganis’s or such Subsidiary’s business) to the personnel and books and records of Ganis or such Subsidiary, to the extent that such books and records relate to such Yearly Loss Summary. Promptly upon completion of such audit, the Seller shall cause the Seller’s Accountants to deliver a report listing any inaccuracies in the information set forth in such Yearly Loss Summary (the “Yearly Loss Summary Audit Report”) to each of the Seller, the Purchaser and the Purchaser’s Accountants. The Purchaser may dispute any amounts reflected on the Yearly Loss Summary Audit Report, provided that the Purchaser shall have notified the Seller and the Seller’s Accountants in writing of each disputed item, specifying in reasonable detail the amount, nature and basis of all disputed matters (a “Yearly Loss Objection Notice”) within 15 days after receipt by the Purchaser of the Yearly Loss Summary Audit Report. In the event of any such dispute, the Seller and the Seller’s Accountants, on the one hand, and the Purchaser and the Purchaser’s Accountants, on the other hand, shall attempt to reconcile their differences. In the event of any such a dispute which the Seller and the Seller’s Accountants, on the one hand, and the Purchaser and the Purchaser’s Accountants, on the other hand, cannot resolve within 60 days after the receipt by the Seller and the Seller’s Accountants of the Yearly Loss Objection Notice, each of the Seller or the Purchaser shall have the right, upon delivery of written notice to the other party, to require that such dispute be resolved in accordance with the provisions set forth in Sections 2.06(b) and (c) hereof. Promptly following the Yearly Loss Summary being deemed final in accordance with the provisions of Sections 2.06(b) and (c) hereof, but in no event later than 15 days thereafter, the Seller shall pay to the Purchaser the amount, if any, required to indemnify the Purchaser pursuant to this Section 9.03(a). Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Section 9.03(a) shall continue for so long as any Keyboard Receivable remains outstanding on the books and records of Ganis or the Subsidiaries.

(b)    The Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any and all Losses arising from or relating to any claim made by DFS, General Electric Capital Corporation or any party to any agreement (oral or written) with DFS or any Subsidiary against Ganis, any Subsidiary or the Purchaser relating to the Contribution or the Contribution Documents or any other transactions contemplated thereby (other than those relating to the Transition Services Agreement or the Assignment and Assumption of Transition Services Agreement).

(c)    The Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any and all Losses relating to or arising from the failure of DFS, Ganis or any Subsidiary to, at any time prior to the Closing, hold or maintain any license or permit (including, but not limited to, those licenses listed on Exhibit 9.03(c)) required in connection with the operation of the Business. For purposes of clarification, the indemnity provided for in this Section 9.03(c) shall not be affected by any disclosure set forth in any Schedule or Exhibit to this Agreement.

(d)    The Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any and all Losses arising from or relating to any claims made by any Ganis Employee arising from events or circumstances occurring or existing prior to the Closing Date, provided that the Purchaser notify the Seller that the Purchaser is seeking indemnification under this Section 9.03(d) no later than 18 months after the Closing Date.

(e)    The Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any and all Losses relating to or arising from any and all breaches of Section 3.21 hereof, and any allegation by any Noteholder or any other third party of any breach of such Section 3.21.

(f)    Notwithstanding anything to the contrary contained herein, the indemnities provided for in this Section 9.03 shall be unqualified with respect to and not limited, restricted or otherwise reduced by any indemnification cap, threshold, de minimis standard, time limit or other such similar restriction set forth in this Agreement.

SECTION 9.04.    Additional Indemnification by the Purchaser.    (a)    The Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against any and all Losses arising from or relating to the obligations of DRAFCO that the Purchaser has agreed to cause Ganis to perform pursuant to Section 5.16; provided, however, that the Purchaser shall not be obligated to indemnify the Seller Indemnitees for any Losses arising out of or resulting from any changes made by or at the direction of the Seller to any filings required to be made pursuant to Section 5.16(b).

(b)    Notwithstanding anything to the contrary contained herein, the indemnities provided for in Section 9.04(a) shall be unqualified with respect to and not limited, restricted or otherwise reduced by any indemnification cap, threshold, de minimis standard, time limit or other such similar restriction set forth in this Agreement.

SECTION 9.05.    Third Party Claims.    (a)    Upon receipt by the party seeking to be indemnified pursuant to Section 9.02 (the “Indemnitee”) of notice of any action, suit, proceedings, audit, claim, demand or assessment (each, a “Claim”) against it which might give rise to a claim for Losses, the Indemnitee shall give prompt written notice thereof (which shall be within ten days of receipt by the Indemnitee of such Claim) to the party from which it seeks to be indemnified (the “Indemnitor”) indicating the nature of such Claim and the basis therefor; provided, however, that any delay or failure by the Indemnitee to give notice to the Indemnitor shall relieve the Indemnitor of its obligations hereunder only to the extent that it is materially prejudiced by reason of such delay or failure.

(b)    The Indemnitor shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such Claim. Assumption of the defense of any Claim by the Indemnitor shall not prejudice the right of the Indemnitor to claim at a later date that such Claim is not a proper matter for indemnification pursuant to this Article IX. If the Indemnitor shall undertake to compromise or defend any such Claim, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the compromise of, or defense against, any such Claim; provided, however, that the Indemnitor shall not settle any such Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld) unless the relief consists solely of money damages and includes a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel if (A) the Indemnitee shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnitor inappropriate or (B) the Indemnitor shall have authorized the Indemnitee to employ separate counsel at the Indemnitor’s expense. In any event, the Indemnitee and its counsel shall cooperate with the Indemnitor and its counsel and keep such person informed of all developments relating to any such Claims, provide copies of all relevant correspondence and documentation relating thereto, and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnitor. All reasonable costs and expenses incurred in connection with the Indemnitee’s cooperation shall be borne by the Indemnitor. In any event, the Indemnitee shall have the right at its own expense to participate in the defense of such asserted liability. In no event shall the Indemnitee settle any claim without the written consent of the Indemnitor (which consent will not be unreasonably withheld).

SECTION 9.06.    Tax Matters.    Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by Article VII and shall not be subject to the provisions of this Article IX.

ARTICLE X
TERMINATION AND WAIVER

SECTION 10.01.    Termination.    This Agreement may be terminated at any time prior to the Closing:

(a)    by either the Seller or the Purchaser if the Closing shall not have occurred by February 28, 2003; provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)    by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Acquisition and such order, decree, ruling or other action shall have become final and nonappealable;

(c)    by the Purchaser (provided that the Purchaser is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the Seller the right to terminate this Agreement), upon a breach of any representation or warranty of the Seller set forth in this Agreement that would cause or result in the conditions set forth in Section 8.02 being unable to be satisfied by February 28, 2003;

(d)    by the Seller, (provided that the Seller is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the Purchaser the right to terminate this Agreement), upon a breach of any representation or warranty of the Purchaser set forth in this Agreement that would cause or result in the conditions set forth in Section 8.01 being unable to be satisfied by February 28, 2003; or

(e)    by the mutual written consent of the Seller and the Purchaser.

SECTION 10.02.    Effect of Termination.    In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 3.24, 4.07, 5.03 and 11.01 and (b) that nothing herein shall relieve either party from liability for any willful breach of this Agreement.

SECTION 10.03.    Waiver.    The parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XI
GENERAL PROVISIONS

SECTION 11.01.    Expenses.    Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.02.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	if to the Seller:

DEUTSCHE BANK AG
Taunusanlage 12
D-60325 Frankfurt
Germany
Attention: Corporate Development (AfK)
Telecopy: 49-69-910-35969

with a copy (which shall not constitute notice) to:

Shearman & Sterling
599 Lexington Avenue
New York, New York 10022
Attention: Peter J. Rooney, Esq.
Telecopy: 212-848-7871

(b)	if to the Purchaser:

E*TRADE Bank
Ballston Tower
671 North Glebe Road
Arlington, VA 22203
Attention: President
Telecopy: (703) 236-7290

with copies (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004
Attention: Stuart G. Stein, Esq.
Telecopy: (202) 637-5910

and

E*TRADE Bank
Ballston Tower
671 North Glebe Road
Arlington, VA 22203
Attention: General Counsel
Telecopy: (703) 236-7280

SECTION 11.03.    Public Announcements.    No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or stock exchange regulation, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 11.04.    Waiver of Jury Trial.    Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.04.

SECTION 11.05.    Headings.    The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.06.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.07.    Entire Agreement.    This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 11.08.    Assignment.    This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser).

SECTION 11.09.    No Third Party Beneficiaries.    Except for the provisions of Article IX relating to Indemnitees, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 11.10.    Amendment.    This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 10.03.

SECTION 11.11.    Binding Effect.    This Agreement and the covenants, terms and conditions set forth herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 11.12.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York. The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the Southern District of New York and the courts of the State of New York located in the County of New York, State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court.

SECTION 11.13.    Counterparts.    This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DEUTSCHE BANK AG

By:	/s/ TILL STAFFELDT
Vice President

By:	/s/ DR. ULRICH GÄRTNER
Director

E*TRADE BANK

By:	/s/ ARLEN W. GELBARD
President